As filed with the Securities and Exchange Commission on December 1, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-0430924
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue
San Jose, CA 95125
(408) 376-7400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael R. Jacobson
Senior Vice President, Legal Affairs, General Counsel and Secretary
2145 Hamilton Avenue
San Jose, California 95125
(408) 376-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth L. Guernsey, Esq.
Cooley Godward LLP
101 California Street, 5th Floor
San Francisco, CA 94111
(415) 693-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities To Be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, $0.001 par value per share	20,221,827	$45.12	$912,408,834.24	$97,627.75

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on November 29, 2005, as reported on the Nasdaq National Market.

PROSPECTUS

eBay Inc.

20,221,827 Shares
Common Stock

This prospectus relates to the resale of up to 20,221,827 shares of our common stock by the selling stockholders listed in the section entitled “Selling Stockholders” beginning on page 29 of this prospectus. The shares of common stock offered under this prospectus by the selling stockholders were issued pursuant to a Sale and Purchase Agreement, dated as of September 11, 2005, by and among eBay, Skype Technologies S.A., or Skype, and the shareholders of Skype. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 33. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the Nasdaq National Market under the symbol “EBAY.” On November 29, 2005, the last reported sale price of our common stock was $44.50 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2005

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and other documents that are and will be incorporated into this prospectus contain statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies). These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” below and in documents incorporated herein by reference, including our consolidated financial statements, related notes, and other financial information appearing in our other filings and documents incorporated herein by reference. Given the risk and uncertainty we caution you not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus speak only as of the date hereof and we assume no obligation to update such statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

eBAY INC.

We pioneered online trading by developing an Internet-based marketplace in which a community of buyers and sellers are brought together in an entertaining, intuitive, easy-to-use environment to browse, buy and sell an enormous variety of items. Through our PayPal service, we enable any business or consumer with email to send and receive online payments securely, conveniently and cost-effectively.

On October 14, 2005, we completed our acquisition of the outstanding securities of Skype Technologies S.A., or Skype, a limited company (société anonyme) registered under the laws of the Grand Duchy of Luxembourg, pursuant to the terms of the Sale and Purchase Agreement dated September 11, 2005. In addition, we also entered into a Registration Rights Agreement with the selling stockholders that requires us to file a registration statement covering the resale of the shares of our common stock issued to the selling stockholders stock within 75 days following the closing of the acquisition. Each of the shares that may be offered under this prospectus were issued by us to the selling stockholders named herein in connection with our acquisition of Skype. These shares are being offered on a continuous basis under Rule 415 of the Securities Act of 1933.

Common stock that may be offered by selling stockholders	20,221,827 shares
Common stock to be outstanding after this offering	1,418,592,053 shares*
Use of proceeds	We will not receive any proceeds.

*	The number of shares to be outstanding after this offering is based on the number of shares outstanding as of November 10, 2005. This number includes the shares issued in exchange for the outstanding capital stock of Skype that are being registered hereunder.

eBay Inc. was formed as a sole proprietorship in September 1995 and was incorporated in California in May 1996. In April 1998, we reincorporated in Delaware and in September 1998 we completed the initial public offering of our common stock. Our principal executive offices are located at 2145 Hamilton Avenue, San Jose, California, 95125, and our telephone number is (408) 376-7400. When we refer to “we,” “our” or “eBay” in this prospectus, we mean the current Delaware corporation (eBay Inc.) and its California predecessor, as well as all of our consolidated subsidiaries. When we refer to “eBay.com,” we mean the online marketplace located at www.ebay.com. When we refer to “PayPal.com,” we mean our global payments platform located at www.paypal.com.

RISK FACTORS

The risks and uncertainties described below are not the only ones facing us. Other events that we do not currently anticipate or that we currently deem immaterial also may affect our results of operations and financial condition.

Our operating results may fluctuate.

Our operating results have varied on a quarterly basis during our operating history. Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may affect our operating results include the following:

•	our ability to retain an active user base, to attract new users, and to encourage existing users to list items for sale, purchase items through our websites, or use our payment or communication services;

•	the volume, size, timing, and completion rate of transactions on our websites;

•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our businesses, operations, and infrastructure;

•	technical difficulties or service interruptions involving our websites or services provided to our users by third parties;

•	regulatory actions imposing obligations on our businesses (including Skype) or our users;

•	the actions of our competitors, including the introduction of new sites, services, and products;

•	consumer confidence in the safety and security of transactions on our websites;

•	the cost and availability of online and traditional advertising, and the success of our brand building and marketing campaigns;

•	new laws or regulations, or interpretations of existing laws or regulations, that harm the Internet, electronic commerce, or our business models;

•	our ability to comply with the requirements of entities whose services are required for our operations, such as credit card associations;

•	our ability to upgrade and develop our systems, infrastructure, and customer service capabilities to accommodate growth at a reasonable cost;

•	the costs and results of litigation that involves us;

•	our ability to integrate, manage, and profitably expand the newly-acquired Skype business;

•	our ability to expand PayPal’s product offerings outside of the U.S. (including our ability to obtain any necessary regulatory approvals) and to increase the acceptance of PayPal by online merchants outside of the eBay marketplace;

•	our ability to keep our websites operational at a reasonable cost;

•	our ability to develop product enhancements at a reasonable cost and to develop programs and features in a timely manner, including expanding our fixed-price offerings;

•	our ability to successfully integrate and manage recent and prospective acquisitions, including the recently closed acquisitions of Shopping.com, Skype and VeriSign, Inc.’s payment gateway business;

•	our ability to manage PayPal’s transaction loss and credit card chargeback rates and payment funding mix;

•	the success of our geographic and product expansions;

•	our ability to attract new personnel in a timely and effective manner and to retain key employees;

•	the continued financial strength of our technology suppliers and other parties with whom we have commercial relations;

•	continued consumer acceptance of the Internet and other online services for commerce in the face of increasing publicity about fraud, spoofing, viruses, and other dangers of the Internet;

•	general economic conditions and those economic conditions specific to the Internet and e-commerce industries; and

•	geopolitical events such as war, threat of war, or terrorist actions.

Our limited operating history and the increased variety of services offered on our websites make it difficult for us to forecast the level or source of our revenues or earnings accurately. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. We do not have backlog, and substantially all of our net revenues each quarter come from transactions involving sales or payments during that quarter. Due to the inherent difficulty in forecasting revenues it is also difficult to forecast income statement expenses as a percentage of net revenues. Quarterly and annual income statement expenses as a percentage of net revenues may be significantly different from historical or projected rates. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would almost certainly decline.

We may not maintain our level of profitability or rates of growth.

We believe that our continued profitability and growth will depend in large part on our ability to do the following:

•	attract new users, keep existing users active on our websites, and increase the activity levels of our active users;

•	manage the costs of our business, including the costs associated with maintaining and developing our websites, customer support, buyer protection and chargeback rates, and international and product expansion;

•	maintain sufficient transaction volume to attract buyers and sellers;

•	increase the awareness of our brands; and

•	provide our customers with superior community, customer support, and trading and payment experiences.

We invest heavily in marketing and promotion, customer support, and further development of the operating infrastructure for our core and recently acquired operations. Some of this investment entails long-term contractual commitments. As a result, we may be unable to adjust our spending rapidly enough to compensate for any unexpected revenue shortfall, which may harm our profitability. In addition, we are spending in advance of anticipated growth, which may also harm our profitability. Growth rates in our most established markets, such as Germany and the U.S., have declined over time and may continue to do so as the existing base of users and transactions becomes larger. The expected future growth of our PayPal and Skype businesses may also cause downward pressure on our profit margin because those businesses have lower gross margins than our eBay Marketplaces business.

There are many risks associated with our international operations.

Our international expansion has been rapid and we have only limited experience in many of the countries in which we now do business. Our international business, especially in Germany, the U.K., and South Korea, has also become critical to our revenues and profits. Net revenues outside the United States accounted for approximately 42% and 46% of our net revenues in 2004 and the first nine months of 2005, respectively. Expansion into international markets requires management attention and resources and requires us to localize our service to conform to local cultures, standards, and policies. The commercial, Internet, and transportation infrastructure in lesser-developed countries may make it difficult for us to replicate our business model. In many countries, we compete with local companies who understand the local market better than we do, and we may not benefit from first-to-market advantages. We may not be successful in expanding into particular international markets or in generating revenues from foreign operations. For example, in 2002 we withdrew from the Japanese market. Even if we are successful, we expect the costs of operating new sites to exceed our net revenues for at least 12 months in most countries. As we continue to expand internationally, including through the expansion of PayPal, Skype and Shopping.com, we are subject to risks of doing business internationally, including the following:

•	regulatory requirements, including regulation of Internet services, auctioneering, professional selling, distance selling, communications, banking, and money transmitting, that may limit or prevent the offering of some or all of our services in some jurisdictions, prevent enforceable agreements between sellers and buyers, prohibit the listing of certain categories of goods, require special licensure, or limit the transfer of information between eBay and our affiliates;

•	legal uncertainty regarding our liability for the listings and other content provided by our users, including uncertainty as a result of less Internet-friendly legal systems, unique local laws, and lack of clear precedent or applicable law;

•	difficulties in integrating with local payment providers, including banks, credit and debit card associations, and electronic fund transfer systems;

•	differing levels of retail distribution, shipping, and communications infrastructures;

•	different employee/employer relationships and the existence of workers’ councils and labor unions;

•	difficulties in staffing and managing foreign operations;

•	longer payment cycles, different accounting practices, and greater problems in collecting accounts receivable;

•	potentially adverse tax consequences, including local taxation of our fees or of transactions on our websites;

•	higher telecommunications and Internet service provider costs;

•	strong local competitors;

•	different and more stringent consumer protection, data protection and other laws;

•	cultural ambivalence towards, or non-acceptance of, online trading, payments or voice communications;

•	seasonal reductions in business activity;

•	expenses associated with localizing our products, including offering customers the ability to transact business in the local currency;

•	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•	profit repatriation restrictions, foreign currency exchange restrictions, and exchange rate fluctuations;

•	volatility in a specific country’s or region’s political or economic conditions; and

•	differing intellectual property laws.

Some of these factors may cause our international costs of doing business to exceed our comparable domestic costs. As we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks relating to foreign currency exchange rate fluctuations. The impact of currency exchange rate fluctuations is discussed in more detail under “We are exposed to fluctuations in currency exchange rates,” below.

We are in the process of expanding PayPal’s services internationally. Both eBay and PayPal have limited experience with the payments business outside of the U.S. In some countries, expansion of PayPal’s business may require a special license or a close commercial relationship with one or more local financial institutions. We do not know if these or other factors may prevent, delay, or limit PayPal’s expansion or reduce its profitability. Any limitation on our ability to expand PayPal internationally could harm our business.

We maintain a portion of Shopping.com’s research and development facilities and personnel in Israel, and as a result, political, economic and military conditions in Israel affect those operations. Increased hostilities or terrorism within Israel or armed hostilities between Israel and neighboring states could make it more difficult for us to continue our operations in Israel, which could increase our costs. In addition, many of Shopping.com’s employees in Israel are obligated to perform up to 36 days of military reserve duty each year, and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Shopping.com’s Israeli operations could be disrupted by the absence of employees due to military service, which could adversely affect its business.

Our operations in China are subject to risks and uncertainties relating to the laws and regulations of the People’s Republic of China.

Our operations in the People’s Republic of China, or PRC, are conducted through our EachNet subsidiary and through a PayPal subsidiary. EachNet and PayPal are Delaware corporations and foreign persons under the laws of the PRC and are subject to many of the risks of doing business internationally described above in “There are many risks associated with our international operations.” The PRC currently regulates its Internet sector through regulations restricting the scope of foreign investment and through the enforcement of content restrictions on the Internet. While many aspects of these regulations remain unclear, they purport to limit and require licensing of various aspects of the provision of Internet information services. These regulations have created substantial uncertainties regarding the legality of foreign investments in PRC Internet companies, and the business operations of such companies, including EachNet’s and PayPal’s PRC operations. In order to meet local ownership and regulatory licensing requirements, the eBay EachNet website is operated through a foreign-owned enterprise indirectly owned by eBay’s European operating entity, which acts in cooperation with a local PRC company owned by certain local employees. The PayPal China website is operated through a foreign-owned enterprise owned by PayPal’s International headquarters entity, which acts in cooperation with a local PRC company owned by certain local employees. We believe EachNet’s and PayPal’s current ownership structure complies with all existing PRC laws, rules, and regulations. There are, however, substantial uncertainties regarding the interpretation of current PRC laws and regulations, and it is possible that the PRC government will ultimately take a view contrary to ours. The People’s Bank of China, or PBOC, has recently proposed guidelines for payment settlement organizations which, if enacted and applied to PayPal’s operations in China, could have a material adverse effect on those operations, including, but not limited to, requiring the local PRC company to have at least three years of profitable operations (which PayPal’s current local PRC partner does not have), and to obtain prior approval and licensure from the PBOC. There are also uncertainties regarding EachNet’s and PayPal’s ability to enforce contractual relationships it has entered into with respect to management and control of the company’s business. If EachNet or PayPal were found to be in violation of any existing or future PRC laws or regulations, it could be subject to fines and other financial penalties, have its business and Internet content provider licenses revoked, or be forced to discontinue its business entirely. In addition, any finding of a violation by EachNet or PayPal of PRC laws or regulations could make it more difficult for us to launch new or expanded services in the PRC.

Although Skype does not conduct operations in the PRC directly, its service is used by residents of the PRC. PRC regulations surrounding VoIP telephony are unclear but do appear to prohibit some Skype services, and the national regulatory bodies in the PRC may adopt further regulations that restrict or prohibit the use of Skype’s services. In addition, recent press reports have indicated that certain provinces in the PRC may be taking steps to restrict the use of Skype’s services.

We are exposed to fluctuations in currency exchange rates.

Because we conduct a significant and growing portion of our business outside the United States but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates. In connection with its multi-currency service, PayPal fixes exchange rates twice per day, and may face financial exposure if it incorrectly fixes the exchange rate. PayPal also holds some corporate and customer funds in non-U.S. currencies, and thus its financial results are affected by the translation of these non-U.S. currencies into U.S. dollars. In addition, the results of operations of our internationally focused websites are exposed to foreign exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against foreign currencies, as it did in 2004 and the first part of 2005, the translation of these foreign-currency-denominated transactions will result in increased net revenues, operating expenses, and net income. The change in weighted average foreign currency exchange rates in the first nine months of 2005 relative to the first nine months of 2004 resulted in an increase in net revenues of approximately $52.7 million and an increase in aggregate cost of revenues and operating expenses of approximately $28.5 million. Similarly, our net revenues, operating expenses, and net income will decrease if the U.S. dollar strengthens against foreign currencies as has occurred more recently. As exchange rates vary, net sales and other operating results, when translated, may differ materially from expectations. In particular, to the extent the U.S. dollar strengthens against the Euro and British Pound, our European revenues and profits will be reduced as a result of these translation adjustments. In addition, to the extent the U.S. dollar strengthens against the Euro and the British Pound, cross-border trade related to purchases of dollar-denominated goods by non-U.S. purchasers may decrease, and that decrease may not be offset by a corresponding increase in cross-border trade involving purchases by U.S. buyers of goods denominated in other currencies. While we from time to time enter into transactions to hedge portions of our foreign currency translation exposure, these hedges are relatively costly and, even with them in effect, it is impossible to perfectly predict or completely eliminate the effects of this exposure.

We depend on the continued growth of online commerce.

The business of selling goods over the Internet, particularly through online trading, is dynamic and relatively new. Growth in the use of the Internet as a medium for consumer commerce may not continue. Concerns about fraud, privacy, and other problems may discourage additional consumers from adopting the Internet as a medium of commerce. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In countries such as the U.S. and Germany, where our services and online commerce generally have been available for some time and the level of market penetration of our services is high, acquiring new users for our services may be more difficult and costly than it has been in the past. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods. If these consumers prove to be harder to acquire or are less active than our earlier users, and we are unable to gain efficiencies in our operating costs, including our cost of acquiring new customers, our business could be adversely impacted.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We have acquired a number of businesses in the past, and have completed or announced eight acquisitions in 2005. These include, most recently, the acquisition of Skype, the acquisition of Shopping.com, and the acquisition through PayPal, of VeriSign, Inc.’s payment gateway business.

We expect to continue to evaluate and consider a wide array of potential strategic transactions, including business combinations, acquisitions and dispositions of businesses, technologies, services, products and other assets, including interests in our existing subsidiaries. At any given time we may be engaged in discussions or negotiations with respect to one or more of such transactions. Any of such transactions could be material to our financial condition and results of operations. There is no assurance that any such discussions or negotiations will result in the consummation of any transaction. The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

•	diversion of management time, as well as a shift of focus from operating the businesses to issues of integration and future products, particularly given the large number and size and varying scope of our recent acquisitions;

•	declining employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects, or the direction of the business;

•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies; and

•	in some cases, including in connection with our acquisition of VeriSign’s payment gateway business, the need to transition operations, users, and/or customers onto our existing platforms.

Foreign acquisitions involve special risks, including those related to integration of operations across different cultures and languages, currency risks, and the particular economic, political, and regulatory risks associated with specific countries. Moreover, we may not realize the anticipated benefits of any or all of our acquisitions. As a result of future acquisitions or mergers, we might need to issue additional equity securities, spend our cash, or incur debt, liabilities, or amortization expenses related to intangible assets, any of which could reduce our profitability and harm our business.

System failures could harm our business.

We have experienced system failures from time to time, and any interruption in the availability of our websites will reduce our current revenues and profits, could harm our future revenues and profits, and could subject us to regulatory scrutiny. eBay’s primary website has been interrupted for periods of up to 22 hours, and our PayPal site suffered intermittent unavailability over a five-day period in October 2004. Any unscheduled interruption in our services results in an immediate, and possibly substantial, loss of revenues. Frequent or persistent interruptions in our services could cause current or potential users to believe that our systems are unreliable, leading them to switch to our competitors or to avoid our sites, and could permanently harm our reputation and brands. These interruptions increase the burden on our engineering staff, which, in turn, could delay our introduction of new features and services on our sites. Because PayPal is a regulated financial entity, frequent or persistent site interruptions could lead to regulatory inquiries. These inquiries could result in fines, penalties, or mandatory changes to PayPal’s business practices, and ultimately could cause PayPal to lose existing licenses it needs to operate or prevent it from obtaining additional licenses that it needs to expand. Finally, because our customers may use our products for critical transactions, any system failures could result in damage to our customers’ businesses. These customers could seek significant compensation from us for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for us to address.

Although our systems have been designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences, they remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks, and similar events. Some of our systems, including PayPal’s customer support operations, are not fully redundant, and our disaster recovery planning is not sufficient for all eventualities. Our systems are also subject to break-ins, sabotage, and intentional acts of vandalism. Despite any precautions we may take, the occurrence of a natural disaster, a decision by any of our third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services. In addition, the failure by our hosting facilities to provide our required data communications capacity could result in interruptions in our service. We do not carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures.

Our growth will depend on our ability to develop our brands, and these efforts may be costly.

Our historical growth has been largely attributable to word of mouth, and to frequent and high visibility national and local media coverage. We believe that continuing to strengthen our brands will be critical to achieving widespread acceptance of our services, and will require an increased focus on active marketing efforts. The demand for and cost of online and traditional advertising have been increasing, and may continue to increase. Accordingly, we will need to spend increasing amounts of money on, and devote greater resources to, advertising, marketing, and other efforts to create and maintain brand loyalty among users. In addition, we are supporting an increasing number of brands, each of which requires its own resources. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses incurred in building our brands. If we do attract new users to our services, they may not conduct transactions over our services on a regular basis. If we fail to promote and maintain our brands, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, our business would be harmed.

Our business and users may be subject to sales tax and other taxes.

The application of indirect taxes (such as sales and use tax, value added tax, or VAT, goods and services tax, business tax, and gross receipt tax) to e-commerce businesses such as eBay and our users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how existing statutes apply to the Internet or e-commerce. In addition, some jurisdictions have implemented or may implement laws specifically addressing the Internet or some aspect of e-commerce. The application of existing, new, or future laws could have adverse effects on our business.

Several proposals have been made at the U.S. state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could diminish our opportunity to derive financial benefit from our activities. In December 2004, the U.S. federal government enacted legislation extending the moratorium on states and other local authorities imposing access or discriminatory taxes on the Internet through November 2007. This moratorium does not prohibit federal, state, or local authorities from collecting taxes on our income or from collecting taxes that are due under existing tax rules.

In conjunction with the Streamlined Sales Tax Project, the U.S. Congress continues to consider overriding the Supreme Court’s Quill decision, which limits the ability of state governments to require sellers outside of their own state to collect and remit sales taxes on goods purchased by in-state residents. An overturning of the Quill decision would harm our users and our business.

We do not collect taxes on the goods or services sold by users of our services. One or more states or foreign countries may seek to impose a tax collection or reporting or record-keeping obligation on companies such as eBay that engage in or facilitate e-commerce. Such an obligation could be imposed if eBay were ever deemed to be the legal agent of eBay sellers by a jurisdiction in which eBay operates. A successful assertion by one or more states or foreign countries that we should collect taxes on the exchange of merchandise or services on our websites would harm our business.

In July 2003, in compliance with the changes brought about by the European Union (EU) VAT directive on “electronically supplied services,” eBay began collecting VAT on the fees charged to EU sellers on eBay sites catering to EU residents. eBay also pays input VAT to suppliers within the various countries the company operates. In most cases, eBay is entitled to reclaim input VAT from the various countries with regard to our own payments to suppliers or vendors. However, because of our unique business model, the application of the laws and rules that allow such reclamation is sometimes uncertain. A successful assertion by one or more countries that eBay is not entitled to reclaim VAT would harm our business.

We continue to work with the relevant tax authorities and legislators to clarify eBay’s obligations under new and emerging laws and regulations. Passage of new legislation and the imposition of additional tax requirements could harm eBay sellers and our business. There have been, and will continue to be, substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which eBay conducts or will conduct business.

Fraudulent activities on our websites and disputes between users of our services may harm our business.

PayPal faces significant risks of loss due to fraud and disputes between senders and recipients, including:

•	non-delivery of, or disputes over the quality of, goods and services due to merchant fraud or inadequate merchant business practices;

•	reversal of payment by buyers both for legitimate reasons and in cases of buyer fraud;

•	unauthorized use of credit card and bank account information and identity theft;

•	the need to provide effective customer support to process disputes between senders and recipients;

•	potential breaches of system security;

•	potential employee fraud; and

•	use of PayPal’s system by customers to make or accept payment for illegal or improper purposes.

For the year ended December 31, 2004 and the nine months ended September 30, 2005, PayPal’s transaction loss expense totaled $50.5 million and $47.0 million, representing 0.27% and 0.24% of PayPal’s total payment volume, respectively. Failure to deal effectively with fraudulent transactions and customer disputes would increase PayPal’s loss rate and harm its business.

PayPal’s highly automated and liquid payment service makes PayPal an attractive target for fraud. In configuring its service, PayPal faces an inherent trade-off between customer convenience and security. Identity thieves and those committing fraud using stolen credit card or bank account numbers can potentially steal large amounts of money from businesses such as PayPal. We believe that several of PayPal’s current and former competitors in the electronic payments business have gone out of business or significantly restricted their businesses largely due to losses from this type of fraud. We expect that technically knowledgeable criminals will continue to attempt to circumvent PayPal’s anti-fraud systems. In addition, PayPal’s service could be subject to employee fraud or other internal security breaches, and PayPal would be required to reimburse customers for any funds stolen as a result of such breaches. Merchants could also request reimbursement, or stop using PayPal, if they are affected by buyer fraud.

PayPal incurs substantial losses from merchant fraud, including claims from customers that merchants have not performed or that their goods or services do not match the merchant’s description. PayPal also incurs losses from claims that the customer did not authorize the purchase from buyer fraud, from erroneous transmissions and from customers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive they could result in PayPal losing the right to accept credit cards for payment. If PayPal were unable to accept credit cards, the velocity of trade on eBay could decrease, in which case our business would further suffer. PayPal has been assessed substantial fines for excess chargebacks in the past, and excessive chargebacks may arise in the future. PayPal has taken measures to detect and reduce the risk of fraud, but these measures may not be effective against new forms of fraud. If these measures do not succeed, our business will suffer.

In October 2003, PayPal launched a buyer protection program that refunds to buyers up to $500 in certain eBay transactions if they do not receive the goods they purchased or if the goods differ significantly from what was described by the seller. In November 2004, PayPal increased the amount of protection available under its buyer protection program to $1,000. If PayPal makes such a refund, it seeks to collect reimbursement from the seller, but may not be able to receive any funds from the seller. The PayPal buyer protection program has increased PayPal’s loss rate and could cause future fluctuations.

eBay faces similar risks to those of PayPal with respect to fraudulent activities. eBay periodically receives complaints from users who may not have received the goods that they had purchased. In some cases individuals have been arrested and convicted for fraudulent activities using our websites. eBay also receives complaints from sellers who have not received payment for the goods that a buyer had contracted to purchase. Non-payment may occur because of miscommunication, because a buyer has changed his or her mind and decided not to honor the contract to purchase the item, or because the buyer bid on the item maliciously, in order to harm either the seller or eBay. In some European jurisdictions, buyers may also have the right to withdraw from a sale made by a professional seller within a specified time period.

While eBay can suspend the accounts of users who fail to fulfill their payment or delivery obligations to other users, eBay does not have the ability to require users to make payment or deliver goods, or otherwise make users whole other than through our limited buyer protection programs. Other than through these programs, eBay does not compensate users who believe they have been defrauded by other users, although users who pay through PayPal may have reimbursement rights from their credit card company or bank, which in turn will seek reimbursement from PayPal. eBay also periodically receives complaints from buyers as to the quality of the goods purchased. We expect to continue to receive communications from users requesting reimbursement or threatening or commencing legal action against us if no reimbursement is made. Our liability for these sort of claims is only beginning to be clarified and may be higher in some non-U.S. jurisdictions than it is in the U.S. Litigation involving liability for third-party actions could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments, or otherwise harm our business. In addition, affected users will likely complain to regulatory agencies that could take action against us, including imposing fines or seeking injunctions.

Negative publicity and user sentiment generated as a result of fraudulent or deceptive conduct by users of our eBay and PayPal services could damage our reputation, reduce our ability to attract new users or retain our current users, and diminish the value of our brand names.

Changes to credit card association fees, rules, or practices could negatively affect PayPal’s business.

Because PayPal is not a bank, it cannot belong to or directly access credit card associations, such as Visa and MasterCard. As a result, PayPal must rely on banks or payment processors to process transactions, and must pay a fee for this service. From time to time, credit card associations may increase the interchange fees that they charge for each transaction using one of their cards. MasterCard and Visa have each implemented increases in their interchange fees for credit cards effective in April 2005. PayPal’s credit card processors have the right to pass any increases in interchange fees on to PayPal as well as increase their own fees for processing. Such increased fees increase PayPal’s operating costs and reduce its profit margins. PayPal is also required by its processors to comply with credit card association operating rules, and PayPal has agreed to reimburse its processors for any fines they are assessed by credit card associations as a result of processing payments for PayPal. The credit card associations and their member banks set and interpret the credit card rules. Some of those member banks compete with PayPal. Visa, MasterCard, American Express, or Discover could adopt new operating rules or re-interpret existing rules that PayPal or its processors might find difficult or even impossible to follow. As a result, PayPal could lose its ability to give customers the option of using credit cards to fund their payments. If PayPal were unable to accept credit cards, its business would be seriously damaged. In addition, the velocity of trade on eBay could decrease and our business would further suffer.

In 2002, both Visa and MasterCard adopted new operating rules for Internet payment services like PayPal. In order to comply with the associations’ rules, PayPal and its credit card processors have implemented changes to existing business processes for merchant customers. Any problems with these business processes could result in fines, the amount of which would be within Visa’s and MasterCard’s discretion. PayPal also could be subject to fines from MasterCard and Visa if it fails to detect that merchants are engaging in activities that are illegal or activities that are considered “high risk,” primarily the sale of certain types of digital content. For “high risk” merchants, PayPal must either prevent such merchants from using PayPal or register such merchants with MasterCard and Visa and conduct additional monitoring with respect to such merchants. PayPal has incurred fines from its credit card processor relating to PayPal’s failure to detect the use of its service by “high risk” merchants and merchants engaged in illegal activities. The amount of these fines has not been material, but any additional fines in the future would likely be for larger amounts, could become material, and could result in a termination of PayPal’s ability to accept credit cards or changes in PayPal’s process for registering new customers, which would seriously damage PayPal’s business.

Changes in PayPal’s funding mix could adversely affect PayPal’s results.

PayPal pays significant transaction fees when senders fund payment transactions using credit cards, nominal fees when customers fund payment transactions by electronic transfer of funds from bank accounts, and no fees when customers fund payment transactions from an existing PayPal account balance. Senders funded 53% and 52% of PayPal’s payment volume using credit cards during 2004 and the first nine months of 2005, respectively, and PayPal’s financial success will remain highly sensitive to changes in the rate at which its senders fund payments using credit cards. Senders may prefer funding using credit cards rather than bank account transfers for a number of reasons, including the ability to dispute and reverse charges if merchandise is not delivered or is not as described, the ability to earn frequent flier miles or other incentives offered by credit cards, the ability to defer payment, or a reluctance to provide bank account information to PayPal. PayPal has received inquiries regarding its disclosure practices with regard to funding mechanisms from the attorneys general of a number of states, and in March 2005, a complaint seeking class action status was filed alleging, among other things, that PayPal’s disclosure regarding the effects of users’ choice of funding mechanism is deceptive. While we believe PayPal’s disclosure is legal and accurate, any required change to our disclosure practices could result in increased use of credit card funding, damaging PayPal’s business.

If PayPal were found to be subject to or in violation of any U.S. laws or regulations governing banking, money transmission, or electronic funds transfers, it could be subject to liability and forced to change its business practices.

A number of U.S. states have enacted legislation regulating money transmitters. To date, PayPal has obtained licenses in 33 of these jurisdictions and interpretations in nine states that licensing is not required under their existing statutes. As a licensed money transmitter, PayPal is subject to bonding requirements, restrictions on its investment of customer funds, reporting requirements, and inspection by state regulatory agencies. In July 2005, PayPal entered into a settlement agreement and agreed to pay $225,000 to the California Department of Financial Institutions in connection with alleged violations of the California Financial Code relating to the use of a receipt form for international payments that had not been pre-approved by the Department, and incomplete reporting to the Department. If PayPal were found to be in violation of other money services laws or regulations, PayPal could be subject to liability, forced to cease doing business with residents of certain states, or forced to change its business practices. Any change to PayPal’s business practices that makes the service less attractive to customers or prohibits its use by residents of a particular jurisdiction could decrease the velocity of trade on eBay, which would further harm our business. Even if PayPal is not forced to change its business practices, it could be required to obtain additional licenses or regulatory approvals that could impose a substantial cost on PayPal.

We believe that the licensing or approval requirements of the U.S. Office of the Comptroller of the Currency, the Federal Reserve Board, and other federal or state agencies that regulate banks, bank holding companies, or other types of providers of e-commerce services do not apply to PayPal, except for certain money transmitter licenses mentioned above. However, PayPal has received written communications in the past from state regulatory authorities expressing the view that its service might constitute an unauthorized banking business. PayPal has taken steps to address these states’ concerns. However, we cannot guarantee that the steps PayPal has taken to address these regulatory concerns will be effective in all states, and one or more states may conclude that PayPal is engaged in an unauthorized banking business. If PayPal is found to be engaged in an unauthorized banking business in one or more states, it might be subject to monetary penalties and adverse publicity and might be required to cease doing business with residents of those states. Even if the steps it has taken to resolve these states’ concerns are deemed sufficient by the state regulatory authorities, PayPal could be subject to fines and penalties for its prior activities. The need to comply with state laws prohibiting unauthorized banking activities could also limit PayPal’s ability to enhance its services in the future. Any change to PayPal’s business practices that makes the service less attractive to customers or prohibits its use by residents of a particular jurisdiction could decrease the velocity of trade on eBay, which would further harm our business.

Although there have been no definitive interpretations to date, PayPal has assumed that its service is subject to the Electronic Fund Transfer Act and Regulation E of the Federal Reserve Board. As a result, among other things, PayPal must provide advance disclosure of changes to its service, follow specified error resolution procedures, comply with certain marketing limitations, and absorb losses above $50 from transactions not authorized by the consumer. In addition, PayPal is subject to the financial privacy provisions of the Gramm-Leach-Bliley Act, state financial privacy laws, and related regulations. As a result, some customer financial information that PayPal receives is subject to limitations on reuse and disclosure. Existing and potential future privacy laws may limit PayPal’s ability to develop new products and services that make use of data gathered through its service. The provisions of these laws and related regulations are complicated, and PayPal does not have extensive experience in complying with them. Even technical violations of these laws can result in penalties of up to $1,000 for each non-compliant transaction. PayPal processed an average of approximately 1.25 million transactions per day during the first nine months of 2005, and any violations could expose PayPal to significant liability.

PayPal’s status under banking or financial services laws or other laws in markets outside the U.S. is unclear.

PayPal currently allows its customers with credit cards to send payments from 54 markets outside the U.S., and to receive payments in 42 of those markets. In 25 of these 42 markets, customers can withdraw funds to local bank accounts, and in eight of these markets customers can withdraw funds by receiving a bank draft in the mail. PayPal offers customers the ability to send or receive payments denominated in U.S. dollars, British pounds, Euros, Canadian dollars, Japanese yen, and Australian dollars. We act in cooperation with a local company in the People’s Republic of China, or PRC, which offers PRC residents the ability to send or receive payments denominated in renminbi. In March 2005, PayPal received an Australian Financial Services License from the Australian Securities and Investments Commission. In February 2004, PayPal (Europe) Ltd., a wholly-owned subsidiary of PayPal, received a license to operate as an Electronic Money Institution in the United Kingdom as a vehicle for providing localized versions of PayPal’s service to customers in the EU. 25 of the 54 markets outside of the U.S. whose residents can use the PayPal service are members of the European Union. As PayPal (Europe) develops localized services for the domestic market in these countries, it is implementing such localized services through an expedited “passport” notification process through the UK regulator to regulators in other EU member states, pursuant to EU Directives. PayPal (Europe) has completed the “passport” notice process in all EU member countries. The regulators in these countries could notify PayPal (Europe) of local consumer protection laws that will apply to its business, in addition to UK consumer protection law. Any such responses from these regulators could increase the cost of, or delay, PayPal’s plans for expanding its business. PayPal (Europe) is subject to significant fines or other enforcement action if it violates the disclosure, reporting, anti-money laundering, capitalization, funds management or other requirements imposed on electronic money institutions.

In many markets outside of the U.S. and the European Union, it is not clear whether PayPal’s U.S.-based service is subject to local law or, if it is subject to local law, whether such local law requires a payment processor like PayPal to be licensed as a bank or financial institution or otherwise. Even if PayPal is not currently required to obtain a license in those countries, future localization or targeted marketing of PayPal’s service in those countries could require licensure and other laws of those countries (such as data protection and anti-money laundering laws) may apply. If PayPal were found to be subject to and in violation of any foreign laws or regulations, it could be subject to liability, forced to change its business practices or forced to suspend providing services to customers in one or more countries. Alternatively, PayPal could be required to obtain licenses or regulatory approvals that could impose a substantial cost on it and involve considerable delay to the provision or development of its product. Delay or failure to receive such a license would require PayPal to change its business practices or features in ways that would adversely affect PayPal’s international expansion plans and could require PayPal to suspend providing services to customers in one or more countries.

Growth of Skype’s business may be harmed by a lack of public acceptance of Voice over Internet Protocol (VoIP) telephony, new or existing regulations, or the actions of competitors.

The VoIP communications medium is in its early stages and may not achieve broad public acceptance.

The success of Skype’s service depends on continued growth in its network of users, which in turn depends on wider public acceptance of VoIP telephony. The VoIP communications medium is in its early stages, and it may not develop a broad audience. Potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets, the need to leave a personal computer on in order to make or receive calls, or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience. Potential users may also view more familiar online communication methods, such as e-mail or instant messaging, as sufficient for their communications needs. There is no assurance that VoIP will ever achieve broad public acceptance.

The current regulatory environment for VoIP services is unclear, and Skype’s business could be harmed by new regulations or the application of existing regulations to its services.

The current regulatory environment for VoIP services is unclear. Skype’s VoIP communications services are not currently subject to all of the same regulations that apply to traditional telephony. VoIP providers are generally subject to different regulatory regimes in different countries, and in some cases are subject to lower regulatory fees and lesser regulatory requirements. Governments may impose increased fees and administrative burdens on VoIP providers. Increased fees could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund in the United States and elsewhere, and other charges. New laws and regulations may require Skype to meet various emergency service requirements (such as “e911”), disability access requirements, consumer protection requirements, number assignment and portability requirements, and interception or wiretapping requirements, such as the Communications Assistance for Law Enforcement Act. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode Skype’s pricing advantage over competing forms of communication. Regulations that decrease the degree of privacy on Skype’s network could also slow adoption of its service. The increasing growth of the VoIP telephony market and popularity of VoIP telephony products and services heighten the risk that governments will seek to regulate VoIP telephony and the Internet. In the United States, various state legislatures are considering legislation to impose their own requirements and taxes on VoIP services. Increased regulatory requirements or VoIP would increase Skype’s costs, and, as a result, our business would suffer.

Regulatory agencies may require Skype to conform to rules that are unsuitable for VoIP communications technologies, that are difficult or impossible to comply with due to the nature of IP routing, or that are unnecessary or unreasonable in light of the manner in which we offer service to our customers. For example, while suitable alternatives may be developed in the future, the current IP network does not enable Skype to identify the geographic origin of the traffic traversing the Internet or to provide detailed calling information about computer-to-computer calls, either of which may make complying with future regulatory requirements, such as emergency service requirements, difficult or impossible.

In many countries in which Skype operates or provides VoIP services, the laws that may relate to its services are unclear. We cannot be certain that Skype or its customers are currently in full compliance with regulatory or other legal requirements in all countries in which Skype’s service is offered, that Skype or its customers will be able to comply with existing or future requirements, or that Skype or its customers will continue in full compliance with any requirements. Skype’s failure or the failure of those with whom Skype transacts business to comply with these requirements could materially adversely affect our business, financial condition and results of operations.

New rules and regulations are being considered in various countries around the world. Such new rules and regulations could increase our costs of doing business or prevent us from delivering our products and services over the Internet, which could adversely affect Skype’s customer base and its revenue.

Actions by competitors such as incumbent telephone companies could harm Skype’s service.

Skype depends on many of its competitors, such as incumbent telephone companies and cable operators, for access to broadband, Internet, telecommunications and other services needed to provide its service. Such competitors could use a number of methods to disrupt or degrade the quality of Skype’s service in various ways such as restricting or prohibiting the use of their lines for our services, filtering, blocking or delaying VoIP packets used to transmit users’ calls, or denying requests for number portability. These activities are technically feasible, and recent U.S. regulatory changes may permit competitors to take these actions in the U.S. Worldwide, a number of companies have announced plans to take such actions or are selling products designed to facilitate such actions. In addition, large, established telecommunication companies may devote substantial lobbying efforts to influence the regulation of the VoIP telephony market, seeking to encourage the increased regulatory burdens described above.

Skype depends on key technology that is licensed from third parties.

Skype licenses from third parties it does not control technology underlying certain components of its service, including the technology underlying its peer-to-peer architecture and firewall traversal technology, and the audio codec used to provide high sound quality. Both of these technologies are key to the service Skype provides. In addition, various other technologies used by Skype to provide its service are licensed from third parties. Although Skype has contracts in place with its third party technology providers, there can be no assurance that the licensed technology or other technology that we may seek to license in the future will continue to be available on commercially reasonable terms, or at all. The loss of, or inability to maintain, existing licenses could result in service delays, a decrease in service quality, or a complete failure of Skype’s service until equivalent technology or suitable alternative products can be developed, identified, licensed and integrated. While we believe Skype has the ability to either extend these licenses on commercially reasonable terms or identify and obtain or develop suitable alternative products, the costs associated with licensing and/or developing such products could be high. Any failure to maintain these licenses on commercially reasonable terms or to license or develop alternative technologies would harm Skype’s business.

We are subject to regulations relating to consumer privacy.

Many jurisdictions have laws that limits the uses of personal information gathered online or offline Several new jurisdictions have recently passed such laws, and jurisdictions with these laws continually consider strengthening them, especially against online services. eBay and PayPal in certain instances are subject to some of these current laws. PayPal may also be subject to recently enacted legislation in several states and countries imposing greater restrictions on the ability of financial services companies to share user information with third parties without affirmative user consent. However, the Fair and Accurate Credit Transactions Act of 2003, or FACT, included a provision preempting conflicting state laws on the sharing of information between corporate affiliates, and as a result we believe that PayPal and eBay will not be subject to the laws of each individual state with respect to matters within the scope of FACT, but will remain subject to the provisions of FACT and the Fair Credit Reporting Act. Courts are currently determining the scope of these preemptive provisions.

Specific statutes intended to protect user privacy have been passed in many non-U.S. jurisdictions, including virtually every non-U.S. jurisdiction in which we currently have a localized website. Compliance with these laws, given the tight integration of our systems across different countries and the need to move data to facilitate transactions amongst our users, including to payment companies and shipping companies, is both necessary and difficult. Failure to comply could subject us to lawsuits, fines, criminal penalties, statutory damages, adverse publicity, and other losses that could harm our business. A number of data protection and privacy laws are being discussed by Congress, the states, and foreign governments. Changes to existing laws or the passage of new laws intended to address privacy and data protection and retention issues could directly affect the way we do business or could create uncertainty on the Internet. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service or delivery costs, or otherwise harm our business.

New and existing regulations could harm our business.

We are subject to the same foreign and domestic laws as other companies conducting business on and off the Internet. Today, there are still relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at all levels of government around the world and it is possible that such laws and regulations will be adopted. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights, and information security. It is not clear how existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel and defamation, obscenity, and personal privacy apply to online businesses. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the U.S. Digital Millennium Copyright Act and the European Union’s Directive on Distance Selling and Electronic Commerce have begun to be interpreted by the courts and implemented by the EU Member States, but their applicability and scope remain somewhat uncertain. As our activities and the types of goods listed on our website expand, regulatory agencies or courts may claim or hold that we or our users are either subject to licensure or prohibited from conducting our business in their jurisdiction, either with respect to our services in general, or in order to allow the sale of certain items, such as real estate, event tickets, cultural goods, boats, and automobiles.

Numerous states and foreign jurisdictions, including the State of California, where our headquarters are located, have regulations regarding “auctions” and the handling of property by “pawnbrokers.” No final legal determination has been made as to whether the California regulations apply to our business (or that of our users) and little precedent exists in this area. Several states and some foreign jurisdictions have attempted, and may attempt in the future, to impose such regulations upon us or our users. Attempted enforcement of these laws against some of our users appears to be increasing and such attempted enforcements could harm our business. In August 2002, Illinois amended its auction law to provide for a special regulatory regime for “Internet auction listing services,” and we have registered as an Internet auction listing service in Illinois. Although we do not expect this registration to have a negative impact on our business, other regulatory and licensure claims could result in costly litigation or could require us to change the way we or our users do business in ways that increase costs or reduce revenues or force us to prohibit listings of certain items for some locations. We could also be subject to fines or other penalties, and any of these outcomes could harm our business.

In addition, because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. For example, the Australian high court has ruled that a U.S. website in certain circumstances must comply with Australian laws regarding libel. As we expand and localize our international activities, we become obligated to comply with the laws of the countries in which we operate. Laws regulating Internet companies outside of the U.S. may be less favorable than those in the U.S., giving greater rights to consumers, content owners, and users. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those in the U.S. Our failure to comply with foreign laws could subject us to penalties ranging from criminal prosecution to bans on our services.

Our business is subject to online commerce security risks, including security breaches and identity theft.

To succeed, online commerce and communications must provide a secure transmission of confidential information over public networks. Our security measures may not prevent security breaches that could harm our business. Currently, a significant number of our users authorize us to bill their credit card accounts directly for all transaction fees charged by us. PayPal’s users routinely provide credit card and other financial information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, intentional disclosure by employees or others with legitimate access to such information, or other developments may result in a compromise or breach of the technology used by us to protect transaction data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information, or cause interruptions in our operations, damage our computers or those of our users, or otherwise damage our reputation and business.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, and we have experienced “denial-of-service” type attacks on our system that have made all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Our users, as well as those of other prominent Internet companies, have been and will continue to be targeted by parties using fraudulent emails to misappropriate passwords, credit card numbers, or other personal information or to introduce viruses through “trojan horse” programs to our users’ computers. These emails appear to be legitimate emails sent by eBay, PayPal or Skype but direct recipients to fake websites operated by the sender of the email or request that the recipient send a password or other confidential information via email or download a program. We actively pursue the parties responsible for these attempts at misappropriation, and we have developed tools to detect, and help users detect, fake websites and unauthorized access to customer accounts and we encourage our users to divulge sensitive information only after they have verified that they are on our legitimate websites, but we cannot entirely eliminate these types of activities.

PayPal’s failure to manage customer funds properly would harm its business.

PayPal’s ability to manage and account accurately for customer funds requires a high level of internal controls. PayPal has neither an established operating history nor proven management experience in maintaining, over a long term, these internal controls. As PayPal’s business continues to grow, it must strengthen its internal controls accordingly. PayPal’s success requires significant public confidence in its ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain necessary controls or to manage accurately customer funds could diminish customer use of PayPal’s product severely.

Our failure to manage growth could harm our business.

We are currently expanding our headcount, facilities, and infrastructure in the U.S. and internationally. We anticipate that further expansion will be required to address potential growth in our customer base and number of listings and payment transactions, as well as our expansion into new geographic areas, types of goods, and alternative methods of sale. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational, and financial resources. The areas that are put under strain by our growth include the following:

•	Our Websites. We must constantly add new hardware, update software and add new engineering personnel to accommodate the increased use of our and our subsidiaries’ websites and the new products and features we regularly introduce. This upgrade process is expensive, and the increased complexity of our websites increases the cost of additional enhancements. Failure to upgrade our technology, features, transaction processing systems, security infrastructure, or network infrastructure to accommodate increased traffic or transaction volume could harm our business. Adverse consequences could include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of users’ experiences of our services, impaired quality of services for third-party application developers using our externally accessible Application Programming Interface, or API, and delays in reporting accurate financial information. We may be unable to effectively upgrade and expand our systems in a timely manner or smoothly integrate any newly developed or purchased technologies or businesses with our existing systems, and any failure to do so could result in problems on our sites. For example, in October 2004, we experienced unscheduled downtime on the PayPal website related to system upgrades. Despite our efforts to increase site scalability and reliability, our infrastructure could prove unable to handle a larger volume of customer transactions. Any failure to accommodate transaction growth could impair customer satisfaction, lead to a loss of customers, impair our ability to add customers, or increase our costs, all of which would harm our business. Further, steps to increase the reliability and redundancy of our systems are expensive, reduce our margins, and may not be successful in reducing the frequency or duration of unscheduled downtime.

•	Customer Account Billing. Our revenues depend on prompt and accurate billing processes. We recently completed a significant project to enhance our billing software. Problems with the conversion to the new billing system during the second and third quarters of 2004 caused incorrect account balance totals to be displayed for some users. While these problems have been corrected and we believe that no users were overcharged, our failure to grow our transaction-processing capabilities to accommodate the increasing number of transactions that must be billed would harm our business and our ability to collect revenue. In July 2004, a complaint seeking class action status was filed alleging that eBay improperly billed its users and improperly debited some user accounts. The complaint was recently amended to include a larger variety of billing related problems and a longer time frame.

•	Customer Support. We are expanding our customer support operations to accommodate the increased number of users and transactions on our websites and the increased level of trust and safety activity we provide worldwide. If we are unable to provide these operations in a cost-effective manner, users of our websites may have negative experiences, current and future revenues could suffer, and our operating margins may decrease.

We must continue to hire, train, and manage new employees at a rapid rate. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing, and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to improve our transaction processing, operational and financial systems, procedures, and controls. This is a special challenge as we acquire new operations with different systems. Our current and planned personnel, systems, procedures, and controls may not be adequate to support our future operations. The additional headcount and capital investments we are adding increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by expense reductions in the short term.

Our business is adversely affected by anything that causes our users to spend less time on their computers, including seasonal factors and national events.

Anything that diverts our users from their customary level of usage of our websites could adversely affect our business. We would therefore be adversely affected by geopolitical events such as war, the threat of war, or terrorist activity, and natural disasters, such as hurricanes or earthquakes. Similarly, our results of operations historically have been seasonal because many of our users reduce their activities on our websites with the onset of good weather during the summer months, and on and around national holidays. We have historically experienced our strongest quarters of online growth in our first and fourth fiscal quarters. PayPal has shown similar seasonality, especially in the fourth fiscal quarter. Shopping.com exhibits strong seasonality with revenue peaking in the fourth quarter. These patterns of seasonality may become more pronounced as our websites gain acceptance by a broader base of mainstream users and as the size of our European operations, which experience greater seasonality, grows relative to our other operations.

Use of our services for illegal purposes could harm our business.

The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled in the United States and internationally. We are aware that certain goods, such as weapons, adult material, tobacco products, alcohol, and other goods that may be subject to regulation, have been listed and traded on our service. We may be unable to prevent our users from selling unlawful goods or selling goods in an unlawful manner, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by users through our service. We have been subject to several lawsuits based upon such allegations. In December 2004, an executive of Baazee.com, our Indian subsidiary, was arrested in connection with a user’s listing of a pornographic video clip on that site. Similarly, our Korean subsidiary and one of its employees were found criminally liable for listings on the Korean subsidiary’s website. In order to reduce our exposure to this liability, we have prohibited the listing of certain items and increased the number of personnel reviewing questionable items. In the future, we may implement other protective measures that could require us to spend substantial resources or discontinue certain service offerings. Any costs incurred as a result of potential liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our business. In addition, we have received significant and continuing media attention relating to the listing or sale of unlawful goods using our services. This negative publicity could damage our reputation and diminish the value of our brand names. It also could make users reluctant to continue to use our services.

PayPal’s payment system is also susceptible to potentially illegal or improper uses. These may include illegal online gambling, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, piracy of software and other intellectual property, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages or tobacco products, and online securities fraud. In September 2004, PayPal implemented a change in its acceptable use policy that would enable PayPal to fine users in certain jurisdictions up to $500 or take legal action to recover its losses for certain violations of that policy, including online gambling and illegal sales of prescription medications. Despite measures PayPal has taken to detect and lessen the risk of this kind of conduct, illegal activities could still be funded using PayPal.

PayPal is subject to money laundering laws and regulations that prohibit, among other things, its involvement in transferring the proceeds of criminal activities. Although PayPal has adopted a program to comply with these laws and regulations, any errors or failure to implement the program properly could lead to lawsuits, administrative action, and prosecution by the government. In July 2003, PayPal agreed with the U.S. Attorney for the Eastern District of Missouri that it would pay $10 million as a civil forfeiture to settle allegations that its provision of services to online gambling merchants violated provisions of the USA PATRIOT Act and further agreed to have its compliance program reviewed by an independent audit firm. PayPal is also subject to regulations that require it to report suspicious activities involving transactions of $2,000 or more and may be required to obtain and keep more detailed records on the senders and recipients in certain transfers of $3,000 or more. The interpretation of suspicious activities in this context is uncertain. Future regulations under the USA PATRIOT Act may require PayPal to revise the procedures it uses to verify the identity of its customers and to monitor international transactions more closely. As PayPal localizes its service in other countries, additional verification and reporting requirements could apply. These regulations could impose significant costs on PayPal and make it more difficult for new customers to join its network. PayPal could be required to learn more about its customers before opening an account, to obtain additional verification of customers and to monitor its customers’ activities more closely. These requirements, as well as any additional restrictions imposed by Visa, MasterCard, American Express, and Discover, could raise PayPal’s costs significantly and reduce the attractiveness of its product. Failure to comply with federal, state or foreign country money laundering laws could result in significant criminal and civil lawsuits, penalties, and forfeiture of significant assets.

We are subject to intellectual property and other litigation.

In April 2001, two of our European subsidiaries, eBay GmbH and eBay International AG, were sued by Montres Rolex S.A. and certain of its affiliates in the regional court of Cologne, Germany. The suit subsequently was transferred to the regional court in Düsseldorf, Germany. Rolex alleged that our subsidiaries were infringing Rolex’s trademarks as a result of users selling counterfeit Rolex watches through our German website. The suit also alleged unfair competition. Rolex sought an order enjoining the sale of Rolex-branded watches on the website as well as damages. In December 2002, a trial was held in the matter and the court ruled in favor of eBay on all causes of action. Rolex appealed the ruling to the Higher Regional Court of Düsseldorf, and the appeal was heard in October 2003. In February 2004, the court rejected Rolex’s appeal and ruled in our favor. Rolex has appealed the ruling to the German Federal Supreme Court. In March 2004, the German Federal Supreme Court ruled in favor of Rolex in a case involving an unrelated company, ricardo.de AG, but somewhat comparable legal theories. The court issued its written decision in that case in September 2004. Although it is not yet clear what effect the reasoning of the German Federal Supreme Court’s ricardo.de decision would have when applied to eBay, we believe the Court’s decision will likely not require significant changes to our business practices.

In September 2001, MercExchange LLC filed a complaint against us, our Half.com subsidiary and ReturnBuy, Inc. in the U.S. District Court for the Eastern District of Virginia (No. 2:01-CV-736) alleging infringement of three patents (relating to online consignment auction technology, multiple database searching and electronic consignment systems) and seeking a permanent injunction and damages (including treble damages for willful infringement). In October 2002, the court granted in part our summary judgment motion, effectively invalidating the patent related to online auction technology and rendering it unenforceable. This ruling left only two patents in the case. Trial of the matter began in April 2003. In May 2003, the jury returned a verdict finding that eBay had willfully infringed one and Half.com had willfully infringed both of the patents in the suit, awarding $35 million in compensatory damages. Both parties filed post-trial motions, and in August 2003, the court entered judgment for MercExchange in the amount of $29.5 million, plus pre-judgment interest and post-judgment interest in an amount to be determined, while denying MercExchange’s request for an injunction and attorneys’ fees. We appealed the verdict and judgment in favor of MercExchange and MercExchange filed a cross-appeal of the granting in part of our summary judgment motion and the denial of its request for an injunction and attorneys’ fees.

In March 2005, the U.S. Court of Appeals for the Federal Circuit issued a ruling in the appeal of the MercExchange patent litigation suit which, among other things (1) invalidated all claims asserted against eBay and Half.com arising out of the multiple database search patent and reduced the verdict amount by $4.5 million; (2) upheld the electronic consignment system patent; (3) affirmed the district court’s refusal to award attorneys’ fees or enhanced damages against us; (4) reversed the district court’s order granting summary judgment in our favor regarding the auction patent; and (5) reversed the district court’s refusal to grant an injunction and remanded that issue to the district court for further proceedings. In May 2005, the Court of Appeals for the Federal Circuit granted our petition to stay the mandate in the case in order to allow us to petition the U.S. Supreme Court for review on certain issues. We filed our petition for review with the U.S. Supreme Court on July 25, 2005, and on November 28, 2005, the U.S. Supreme Court granted our petition for review. In parallel with the federal court proceedings, at our request, the U.S. Patent and Trademark Office is actively reexamining each of the patents in suit, having found that substantial questions exist regarding the validity of the claims contained in them. In January 2005, the Patent and Trademark Office issued an initial ruling rejecting all of the claims contained in the patent that related to online auctions; in March 2005, the Patent and Trademark Office issued an initial ruling rejecting all of the claims contained in the patent that related to electronic consignment systems; and in May 2005, the Patent and Trademark Office issued an initial ruling rejecting all of the claims contained in the patent that related to multiple database searching. Even if successful, our litigation of these matters will continue to be costly. In addition, as a precautionary measure, we have modified certain functionality of our websites and business practices in a manner which we believe would avoid any further infringement. For this reason, we believe that any injunction that might be issued by the district court will not have any impact on our business. We also believe we have appropriate reserves for this litigation. Nonetheless, if the modifications to the functionality of our websites and business practices are not sufficient to make them non-infringing, we would likely be forced to pay significant additional damages and licensing fees and/or modify our business practices in an adverse manner.

In August 2002, Charles E. Hill & Associates, Inc. filed a lawsuit in the U.S. District Court for the Eastern District of Texas (No. 2:02-CV-186) alleging that we and 17 other companies, primarily large retailers, infringed three patents owned by Hill generally relating to electronic catalog systems and methods for transmitting and updating data at a remote computer. The suit seeks an injunction against continuing infringement, unspecified damages, including treble damages for willful infringement, and interest, costs, expenses, and fees. The case was transferred to the U.S. District Court for the Southern District of Indiana in January 2003, but was transferred back to the U.S. District Court for the Eastern District of Texas in December 2003. A scheduling conference was held in November 2004 and a preliminary trial date has been set for February 2006. A claim construction hearing was held on August 19, 2005. The defendants have filed a motion for summary judgment of noninfringement and a motion for summary judgment on the priority date of the parent patent and consequential invalidity of the two subsequent patents. A number of the initial defendants have settled this with the plaintiff with respect to their activities. We believe that we have meritorious defenses and intend to defend ourselves vigorously.

In February 2002, PayPal was sued in California state court (No. CV-805433) in a purported class action alleging that its limiting access to customer accounts and failure to promptly restore access to legitimate accounts violates California state consumer protection laws and is an unfair business practice and a breach of PayPal’s User Agreement. This action was re-filed with a different named plaintiff in June 2002 (No. CV-808441), and a similar action was also filed in the U.S. District Court for the Northern District of California in June 2002 (No. C-02-2777). In March 2002, PayPal was sued in the U.S. District Court for the Northern District of California (No. C-02-1227) in a purported class action alleging that its limiting access to customer accounts and failure to promptly restore access to legitimate accounts violates federal and state consumer protection and unfair business practice laws. The two federal court actions were consolidated into a single case, and the state court action was stayed pending developments in the federal case. In June 2004, the parties announced that they had reached a proposed settlement. The settlement received approval from the federal court on November 2, 2004, and the state court action was dismissed with prejudice in March 2005. In the settlement, PayPal does not acknowledge that any of the allegations in the case are true. Under the terms of the settlement, certain PayPal account holders will be eligible to receive payment from a settlement fund of $9.25 million, less administrative costs and the amount awarded to plaintiffs’ counsel by the court. That sum is being distributed to class members who have submitted timely claims in accordance with the settlement’s plan of allocation, part of which still must be approved by the court. The parties expect that the remaining part of the plan of allocation will be submitted to the court in the fourth quarter of 2005. The amount of the settlement was fully accrued in our consolidated statement of income for the year ended December 31, 2003.

In July 2004, a purported class action lawsuit was filed by two eBay users in Superior Court of the State of California, County of Santa Clara (No. 104CV022708) alleging that eBay engaged in improper billing practices as the result of problems with the rollout of a new billing software system in the second and third quarters of 2004. The lawsuit sought damages and injunctive relief. An amended complaint was filed in January 2005, dropping one plaintiff, changing the capacity of the other plaintiff to that of representative plaintiff, and adding seven additional eBay users as plaintiffs. The amended complaint expanded its claim to include numerous alleged improper billing practices from September 2003 until the present. In February 2005, eBay filed a motion to strike and a demurrer seeking to dismiss the complaint. In April 2005, the court sustained portions of the demurrer, but granted the plaintiffs leave to amend their complaint. The plaintiffs filed a second amended complaint, dropping the last original plaintiff and again adding new plaintiffs. We filed a motion to strike and a demurrer regarding the plaintiffs’ second amended complaint. In July 2005, the court again sustained a portion of the demurrer and again granted the plaintiffs leave to amend their complaint, and the plaintiffs filed a third amended complaint. We have filed an answer to the plaintiffs’ third amended complaint, and are currently in the initial phase of discovery. We believe that we have meritorious defenses and intend to defend ourselves vigorously.

In February 2005, eBay was sued in Superior Court of the State of California, County of Santa Clara (No. 105CV035930) in a purported class action alleging that certain bidding features of our site constitute “shill bidding” for the purpose of artificially inflating bids placed by buyers on the site. The complaint alleges violations of California’s Auction Act, California’s Consumer Remedies Act, and unfair competition. The complaint seeks injunctive relief, damages, and a constructive trust. In April 2005, we filed a demurrer seeking to dismiss the complaint. We have agreed to stay the demurrer and participate in a mediation with the plaintiffs, which is ongoing. We believe that we have meritorious defenses and intend to defend ourselves vigorously.

In March 2005, eBay, PayPal, and an eBay seller were sued in Supreme Court of the State of New York, County of Kings (No. 6125/05) in a purported class action alleging that certain disclosures regarding PayPal’s Buyer Protection Policy, users’ chargeback rights, and the effects of users’ choice of funding mechanism are deceptive and/or misleading. The complaint alleged misrepresentation on the part of eBay and PayPal, breach of contract and deceptive trade practices by PayPal, and that PayPal and eBay have jointly violated the civil RICO statute (18 U.S.C. Section 1961(4)). In April 2005, eBay and PayPal removed the case to the U.S. District Court for the Eastern District of New York and the plaintiffs filed an amended complaint in the U.S. District Court (No. 05-CV-01720) repeating the allegations of the initial complaint but dropping the civil RICO allegations. The complaint seeks injunctive relief, compensatory damages, and punitive damages. The parties agreed to stay further proceedings pending a mediation hearing, which took place in July 2005. The parties are continuing mediation discussions, though the stay of proceedings has expired. We believe that eBay and PayPal have meritorious defenses and intend to defend ourselves vigorously.

In January 2005, 51 former shareholders of Epinions, Inc. common stock including founders and former employees of that company filed a lawsuit in Superior Court of the State of California County of San Francisco (No. CGC 05-437906) related to the April 2003 merger of Epinions and DealTime, Ltd. The lawsuit was filed against certain of Epinions’ former officers and directors and preferred shareholders and the company that resulted from the merger, Shopping.com Ltd. eBay completed its acquisition of Shopping.com Ltd. on August 30, 2005. The lawsuit contended that the defendants were responsible for breaches of fiduciary duty and material misstatements and omissions, that defendants undervalued the DealTime stock that Epinions’ shareholders received in connection with the merger, and that plaintiffs’ common stock of Epinions was wrongfully cancelled without compensation. Defendants disputed the contentions of the case and denied any allegations of wrongdoing. The parties have reached agreement on a settlement of this matter. The settlement amount has been accounted for as an assumed liability in connection with our acquisition of Shopping.com.

Other third parties have from time to time claimed, and others may claim in the future, that we have infringed their intellectual property rights. We have been notified of several potential patent disputes, and expect that we will increasingly be subject to patent infringement claims as our services expand in scope and complexity. In particular, we expect to face additional patent infringement claims involving services we provide, including various aspects of our Payments and communications businesses. We have in the past been forced to litigate such claims. We may also become more vulnerable to third-party claims as laws such as the Digital Millennium Copyright Act, the Lanham Act and the Communications Decency Act are interpreted by the courts and as we expand geographically into jurisdictions where the underlying laws with respect to the potential liability of online intermediaries like ourselves are either unclear or less favorable. These claims, whether meritorious or not, could be time consuming and costly to resolve, cause service upgrade delays, require expensive changes in our methods of doing business, or could require us to enter into costly royalty or licensing agreements.

From time to time, we are involved in other disputes or regulatory inquiries that arise in the ordinary course of business. The number and significance of these disputes and inquiries are increasing as our business expands and our company grows larger. Any claims or regulatory actions against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources.

Government inquiries may lead to charges or penalties.

A large number of transactions occur on our websites. We believe that government regulators have received a substantial number of consumer complaints about both eBay and PayPal, which, while small as a percentage of our total transactions, are large in aggregate numbers. As a result, we have from time to time been contacted by various foreign and domestic governmental regulatory agencies that have questions about our operations and the steps we take to protect our users from fraud. PayPal has received inquiries regarding its restriction and disclosure practices from the Federal Trade Commission and these and other business practices from the attorneys general of a number of states. If PayPal’s processes are found to violate federal or state law on consumer protection and unfair business practices, it could be subject to an enforcement action or fines. If PayPal becomes subject to an enforcement action, it could be required to restructure its business processes in ways that would harm its business, and to pay substantial fines. Even if PayPal is able to defend itself successfully, an enforcement action could cause damage to its reputation, could consume substantial amounts of its management’s time and attention, and could require PayPal to change its customer service and operations in ways that could increase its costs and decrease the effectiveness of its anti-fraud program. Both eBay and PayPal are likely to receive additional inquiries from regulatory agencies in the future, which may lead to action against either company. We have responded to all inquiries from regulatory agencies by describing our current and planned antifraud efforts, customer support procedures, operating procedures and disclosures. If one or more of these agencies is not satisfied with our response to current or future inquiries, we could be subject to fines or other penalties, or forced to change our operating practices in ways that could harm our business.

In January 1999, we received initial requests to produce certain records and information to the federal government relating to an investigation of possible illegal transactions in connection with our websites. We were informed that the inquiry includes an examination of our practices with respect to these transactions. In order to protect the investigation, the court has ordered that no further public disclosures be made with respect to the matter. Any civil or criminal charges against us would likely harm our business due to negative publicity, the cost of litigation, the diversion of management time, and any fines or penalties assessed.

We are subject to laws relating to the use and transfer of personally identifiable information about our users, especially users located outside of the U.S. Violation of these laws, which in many cases apply not only to third-party transactions but also to transfers of information between ourselves and our subsidiaries, and between ourselves, our subsidiaries, and other parties with which we have commercial relations, could subject us to significant penalties and negative publicity and could adversely affect us.

The listing or sale by our users of pirated or counterfeit items may harm our business.

We have received in the past, and we anticipate receiving in the future, communications alleging that certain items listed or sold through our service by our users infringe third-party copyrights, trademarks and trade names, or other intellectual property rights. Although we have sought to work actively with the owners of intellectual property rights to eliminate listings offering infringing items on our websites, some rights owners have expressed the view that our efforts are insufficient. Content owners and other intellectual property rights owners have been active in defending their rights against online companies, including eBay. Allegations of infringement of intellectual property rights have resulted in litigation against us from time to time, including litigation brought by Tiffany & Co. in the U.S., Rolex S.A. in Germany, and a number of other owners of intellectual property rights. While we have been largely successful to date in defending against such litigation, more recent cases have been based, at least in part, on different legal theories than those of earlier cases, and there is no guarantee that we will continue to be successful in our defense. In addition, we expect that this type of litigation may increase as our sites gain prominence in markets outside of the U.S., where the laws may be unsettled or less favorable to us. Such litigation is costly for us, could result in damage awards or increased costs of doing business through adverse judgment or settlement, could require us to change our business practices in expensive ways, or could otherwise harm our business. Litigation against other online companies could result in interpretations of the law that could also require us to change our business practices or otherwise increase our costs.

We are subject to risks associated with information disseminated through our service.

The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon us under a number of these theories have been brought against us. In addition, domestic and foreign legislation has been proposed that would prohibit or impose liability for the transmission over the Internet of certain types of information. Our service features a Feedback Forum, which includes information from users regarding other users. Although all such feedback is generated by users and not by us, claims of defamation or other injury have been made in the past and could be made in the future against us for content posted in the Feedback Forum. Several recent court decisions have narrowed the scope of the immunity provided to Internet service providers like us under the Communications Decency Act. This trend, if continued, may increase our potential liability to third parties for the user-provided content on our site. Our liability for such claims may be higher in jurisdictions outside the U.S. where laws governing Internet transactions are unsettled. If we become liable for information provided by our users and carried on our service in any jurisdiction in which we operate, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain service offerings, which would negatively affect our financial results. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business.

Customer complaints or negative publicity about our customer service could diminish use of our services.

Customer complaints or negative publicity about our customer service could severely diminish consumer confidence in and use of our services. Breaches of our customers’ privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud, violations of our rules, and breaches of privacy and security can damage relations with our customers and can result in temporary or long term suspension of their right to do business with us, which in turn may result in substantial loss of business to them. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could significantly impact our profitability. Failure to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints correctly and effectively, we may become involved in litigation or our reputation may suffer and we may lose our customers’ confidence. Any of these results could adversely affect our business.

Because it is providing a financial service and operating in a more regulated environment, PayPal, unlike eBay, must provide telephone as well as email customer service and must resolve certain customer contacts within shorter time frames. As part of PayPal’s program to reduce fraud losses, it may temporarily restrict the ability of customers to withdraw their funds if those funds or the customer’s account activity are identified by PayPal’s anti-fraud models as suspicious. PayPal has in the past received negative publicity with respect to its customer service and account restrictions, and has been the subject of purported class action lawsuits and state attorney general inquiries alleging, among other things, failure to resolve account restrictions promptly. If PayPal is unable to provide quality customer support operations in a cost-effective manner, PayPal’s users may have negative experiences, PayPal may receive additional negative publicity, its ability to attract new customers may be damaged, and it could become subject to additional litigation. Current and future revenues could suffer, or its operating margins may decrease. In addition, negative publicity about or experiences with PayPal’s customer support could cause eBay’s reputation to suffer or affect consumer confidence in eBay as a whole.

Our stock price has been and may continue to be extremely volatile.

The trading price of our common stock has been and is likely to be extremely volatile and could fluctuate in response to a variety of factors, including the following:

•	actual or anticipated variations in our quarterly operating results and expected future results;

•	changes in, or failure to meet, financial estimates by securities analysts;

•	unscheduled system downtime;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, new products or capital commitments;

•	additions or departures of key personnel;

•	announcements of technological innovations or new services by us or our competitors;

•	initiation of or developments in litigation affecting us;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the market valuations of other Internet, online commerce, or technology companies;

•	developments in regulation;

•	unanticipated economic or political events;

•	sales of our common stock or other securities in the open market; and

•	other events or factors, including those described in this “Risk Factors That May Affect Results of Operations and Financial Condition” section and others that may be beyond our control.

The trading prices of Internet stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent periods. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Even considering recent changes, the valuation of our stock remains high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios. The trading price of our common stock has decreased sharply from its level in the fourth quarter of 2004, but remains higher than our stock price during 2002 and early 2003. This trading price and valuation may not be sustained. Negative changes in the public’s perception of the prospects of Internet or e-commerce or technology companies have in the past and may in the future depress our stock price regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. Securities class-action litigation is often instituted following declines in the market price of a company’s securities. Litigation of this type could result in substantial costs and a diversion of management’s attention and resources.

Problems with third parties who provide services to our users could harm our business.

A number of parties provide services to our users that indirectly benefit us. Such services include seller tools that automate and manage listings, merchant tools that manage listings and interface with inventory management software, storefronts that help our users list items, caching services that make our sites load faster, among others. In some cases we have contractual agreements with these companies that give us a direct financial interest in their success, while in other cases we have none. In either circumstance, financial, regulatory, technical or other problems that prevent these companies from providing services to our users could reduce the number of listings on our websites or make completing transactions on our websites more difficult, and thereby harm our business. Any security breach at one of these companies could also affect our customers and harm our business. Although we generally have been able to renew or extend the terms of contractual arrangements with these third party service providers on acceptable terms, there can be no assurance that we will continue to be able to do so in the future.

Other companies or governmental agencies may view our behavior as anti-competitive.

Other companies have in the past and may in the future allege that our actions violate the antitrust or competition laws of the U.S. or other countries, or otherwise constitute unfair competition. Such claims typically are very expensive to defend, involve negative publicity and diversion of management time and effort, and could result in significant judgments against us.

We depend on key personnel.

Our future performance depends substantially on the continued services of our senior management and other key personnel and our ability to retain and motivate them. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our key personnel, we do not maintain any “key person” life insurance policies, and our Chief Executive Officer has fully vested the vast majority of her equity incentives. Our new businesses all depend on attracting and retaining key personnel. Our future success also will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing, and customer support personnel. Competition for these personnel is intense, and we may be unable to successfully attract, integrate, or retain sufficiently qualified personnel. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Fluctuations in our stock price may make it more difficult to retain and motivate employees whose stock option strike prices are substantially above current market prices. Similarly, decreases in the number of unvested stock options held by existing employees, either because their options have vested or because the size of follow-on option grants has declined, may make it more difficult to retain and motivate employees.

Skype’s future success depends substantially upon the continued services of its senior management and key personnel, and the loss of their services could harm our business. Several key members of Skype’s engineering team are consultants, not full time employees, who provide services to us and third parties. Many of Skype’s employees had equity in Skype prior to its acquisition by eBay. Skype equity holders were given the option of receiving their portion of the acquisition consideration in the form of a lump-sum up-front payment or receiving a lower up-front payment in exchange for the possibility of receiving additional consideration in the form of potential earn-out payments tied to the achievement of certain performance targets prior to June 30, 2009. Most of Skype’s senior management and key employees chose to receive less up-front consideration in exchange for the possibility of receiving the performance-based earn-out payments. Eligible Skype employees are also expected to be granted eBay stock options. However, the earn-out payments are not tied to continued employment with Skype or eBay, and key Skype employees may choose to depart due to differences in corporate culture, because they believe the earn-out targets will be achieved without their contributions, or because they believe the earn-out targets are not achievable. The loss of the services of any of Skype’s senior management or key personnel could delay the development and introduction of new features and services, and could harm our ability to grow Skype’s business.

Our industry is intensely competitive.

eBay’s Marketplaces businesses currently or potentially compete with a number of companies providing both particular categories of goods and broader ranges of goods. The Internet provides new, rapidly evolving and intensely competitive channels for the sale of all types of goods. We expect competition to intensify in the future. The barriers to entry into these channels are relatively low, and current offline and new competitors can easily launch online sites at a nominal cost using commercially available software or partnering with any one of a number of successful e-commerce companies.

Our broad-based competitors include the vast majority of traditional department, warehouse, discount, and general merchandise stores, emerging online retailers, online classified services, and other shopping channels such as offline and online home shopping networks. These include most prominently: Wal-Mart, Kmart, Target, Sears, Macy’s, JC Penney, Costco, Office Depot, Staples, OfficeMax, Sam’s Club, Amazon.com, Buy.com, AOL.com, Yahoo! Shopping, MSN, QVC, and Home Shopping Network.

A number of companies have launched a variety of services that provide new channels for buyers to find and buy items from sellers of all sizes. We recently acquired Shopping.com Ltd., an online shopping comparison site.

Shopping.com competes with sites such as Buy.com, Google’s Froogle, In-Store.com, MySimon.com, Nextag.com, Pricegrabber.com, Shopzilla, and Yahoo! Product Search, which offer shopping search engines that allow consumers to search the Internet for specified products. Similarly, sellers are increasingly acquiring new customers through search engines, both through such search engines “natural search” capabilities and by paying for search-related advertisements on search engine sites such as Google and Yahoo!. The providers of search technology seek to improve their products and make them more attractive to, among others, our users. We use product search engines and paid search advertising to channel users to our sites, but these services also have the potential to divert users to other online shopping destinations.

We also face competition from local, regional, and national specialty retailers and exchanges in each of our categories of products. Many competitors have been successful at establishing marketplaces that cater to a particular retail category, such as vehicles, tickets, or sporting goods. Examples of category-specific competitors include:

Books/Movies/Music:  Abebooks.com, Amazon.com, Barnes & Noble, Alibris.com, Blockbuster, BMG, Columbia House, Best Buy, CDNow, Express.com, Emusic.com, and Tower Records;

Business & Industrial:  Alibaba, Ariba, Bid4Assets, BidFreight.com, Buyer Zone, Commerce One, DotMed, DoveBid, Go Industry, Grainger, IronPlanet, labx.com, Liquidation.com, Machinetools.com, Oracle, Partsforindustry.com, PurchasePro.com, Ritchie Brothers Auctioneers, Testmart, Tractor Supply Company, and VerticalNet;

Clothing & Accessories:  Abercrombie & Fitch, AE.com, Bloomingdale’s, Bluefly.com, Coldwater-Creek.com, Delias.com, Dockers.com, DSW, Eddie Bauer, eBags, eLuxury, The Gap, J. Crew, Kohl’s, Land’s End, Lane Bryant, The Limited, LLBean, Macy’s, The Men’s Wearhouse, Neiman-Marcus, Nordstrom, Old Navy, Overstock.com, Payless, Ross, Saks Fifth Avenue, Shoes.com, Urban Outfitters, Victoria’s Secret, Yoox.com, and Zappos.com;

Collectibles:  Beckett, Bonhams & Butterfields, Christie’s, Collectiblestoday.com, Go Collect, Greg Manning Auctions, Heritage, Just Glass, Mastronet, Pottery Auction, Replacements.com, Ruby Lane, Shop At Home, Sotheby’s, Tias, US Mint, US Postal Service, antique and collectible dealers, antique and collectible fairs, auction houses, estate sales, flea markets and swap meets, independent coin and stamp dealers, coin and stamp shows, and specialty retailers;

Computers, Consumer Electronics, and Cameras & Photo:  Abe Electronics, Best Buy, Buy.com, Circuit City, CNET, CompUSA, Computer Discount Warehouse, Dell, Electronics Boutique, Fry’s Electronics, Gamestop, Gateway, The Good Guys, Hewlett Packard, IBM, MicroWarehouse, Overstock.com, PC Connection, PCMall.com, Radio Shack, Ritz Camera, Tech Depot, Tiger Direct, Tweeter Home Entertainment, uBid, major wireless carriers, and computer, consumer electronics, and photography retailers;

Home & Garden:  Ace Hardware, Babyage, Baby Style, Baby Universe, Bed, Bath & Beyond, Brookstone, Burpee.com, Crate & Barrel, Do-It-Best Hardware, Ethan Allen, Frontgate, Harbor Freight, IKEA, HomeBase, Home Depot, Kohl’s, Lamps Plus, Lowes, Linens “n Things, Northern Tool, OSH, Pier One, Pottery Barn, Restoration Hardware, Smith & Hawken, Spiegel, TJ Max, Tuesday Morning, True Value Hardware, and Williams-Sonoma;

Jewelry & Watches:  Bluenile.com, Diamond.com, Macy’s, Mondera.com, HSN.com, QVC.com, Odimo.com, Ross-Simons, ShopNBC.com, Signet/Sterling, Tiffany, Whitehall, Zales, and a variety of independent jewelry and watch retailers who have opened their own ecommerce sites;

Motors (used vehicles and parts):  Advance Auto Parts, AutoByTel.com, Autonation.com, AutoPartsPlace, AutoTrader.com, Autozone, Barons Ltd., Barrett-Jackson, California Classics, Car Parts Wholesale, Car-Part.com, CarMax, Cars.com, CarsDirect.com, Collectorcartraderonline.com, CSK Auto, Dealix, Discount Auto Parts, Dupont Registry, eClassics.com, ExpressAutoparts.com, General Parts (Carquest), Genuine/NAPA, Hemmings, iMotors.com, JC Whitney, Kragen, Kruse International, OpenAuto.com, PartsAmerica.com, Pep Boys, RM Auctions, Inc., The Tire Rack, TraderOnline, Trader Publishing, newspaper classifieds, used car dealers, swap meets, car clubs, and vehicle recyclers;

Sports:  Academy Sports, Bass Pro Shops, Big 5, Cabela’s, Dick’s Sporting Goods, GolfClubExchange.com, Golfsmith, GSI Commerce, Performance Bike, Play It Again Sports, REI, The Sports Authority, SportsLine.com, and TGW.com; and

Toys:  FAO Schwarz, KB Toys, Towerhobbies.com, Toys R Us, and independent specialty toy and hobby retailers.

Our international marketplace websites compete with similar online and offline channels in each of their vertical categories in most countries. In addition, they compete with general online e-commerce sites, such as Quelle and Otto in Germany, Yahoo-Kimo in Taiwan, Daum and Gmarket in South Korea, TaoBao and 1pai, a partnership between Sina.com and Yahoo! in China, and Amazon in the U.K. and other countries. In some of these countries, there are online sites that have much larger customer bases and greater brand recognition than we do, and in certain of these jurisdictions there are competitors that may have a better understanding of local culture and commerce than we do.

The principal competitive factors for eBay include the following:

•	ability to attract buyers and sellers;

•	volume of transactions and price and selection of goods;

•	customer service; and

•	brand recognition.

With respect to our online competition, additional competitive factors include:

•	community cohesion, interaction and size;

•	system reliability;

•	reliability of delivery and payment;

•	website convenience and accessibility;

•	level of service fees; and

•	quality of search tools.

Some current and potential competitors have longer company operating histories, larger customer bases and greater brand recognition in other business and Internet sectors than we do. Other online trading services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we can. Some of our competitors have offered services for free and others may do this as well. We may be unable to compete successfully against current and future competitors. In addition, certain offline competitors may encourage manufacturers to limit or cease distribution of their products to dealers who sell through online channels such as eBay, or may attempt to use existing or future government regulation to prohibit or limit online commerce in certain categories of goods or services. The adoption by manufacturers or government authorities of policies or regulations discouraging the sales of goods or services over the Internet could force eBay users to stop selling certain products on our websites. Increased competition or anti-Internet distribution policies or regulations may result in reduced operating margins, loss of market share and diminished value of our brand.

In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our profitability. For example, we have implemented a buyer protection program that generally insures items up to a value of $200, with a $25 deductible, for users with a non-negative feedback rating at no cost to the user. PayPal has implemented a similar buyer protection program covering losses from selected eBay sellers up to $1,000, with no deductible. Depending on the amount and size of claims we receive under these programs, these product offerings could harm our profitability. In addition, certain competitors may offer or continue to offer free shipping or other transaction related services, which could be impractical or inefficient for eBay users to match. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service.

Although we have established Internet traffic arrangements with several large online services and search engine companies, these arrangements may not be renewed on commercially reasonable terms or these companies may decide to promote competitive services. Even if these arrangements are renewed, they may not result in increased usage of our services. In addition, companies that control user access to transactions through network access, Internet browsers, or search engines, could promote our competitors, channel current or potential users to their vertically integrated electronic commerce sites or their advertisers’ sites, attempt to restrict our access, or charge us substantial fees for inclusion.

The market for PayPal’s product is emerging, intensely competitive, and characterized by rapid technological change. PayPal competes with existing online and off-line payment methods, including, among others:

•	credit card merchant processors that offer their services to online merchants, including Card Services International, Chase Paymentech Solutions, First Data, iPayment, and Wells Fargo; and payment gateways, including CyberSource and Authorize.net;

•	Western Union, BidPay.com and Western Union MoneyZap, each operated by subsidiaries of First Data;

•	CheckFree;

•	processors that provide online merchants the ability to offer their customers the option of paying for purchases from their bank account, including Certegy and TeleCheck, a subsidiary of First Data, or to pay on credit, including Bill Me Later;

•	providers of traditional payment methods, particularly credit cards, checks, money orders, and Automated Clearing House transactions; and

•	issuers of stored value targeted at online payments, including VisaBuxx, NetSpend and Next Estate.

In addition, Google has stated it is developing a new payment service.

Some of these competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition, or a larger base of customers in affiliated businesses than PayPal. PayPal’s competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than PayPal. They may devote greater resources to the development, promotion, and sale of products and services than PayPal, and they may offer lower prices. PayPal may be forced to lower its prices in response. Competing services tied to established banks and other financial institutions may offer greater liquidity and engender greater consumer confidence in the safety and efficacy of their services than PayPal.

Overseas, PayPal faces competition from similar channels and payment methods. In each country, numerous banks provide standard online credit card acquiring and processing services, and these banks typically have leading market share. In addition, PayPal faces competition from Visa’s Visa Direct, MasterCard’s MoneySend, ING’s Way2Pay and Royal Bank of Scotland’s World Pay in the European Community, NOCHEX, Moneybookers, and NETeller and FirePay in the U.K., CertaPay and HyperWallet in Canada, Paymate in Australia, Alipay and 99Bill in China and Inicis in South Korea. In addition, in certain countries, such as Germany and Australia, electronic funds transfer is a leading method of payment for both online and offline transactions. As in the U.S., established banks and other financial institutions that do not currently offer online payments could quickly and easily develop such a service.

The market for Skype’s services is also emerging, intensely competitive, and characterized by rapid technological change. Many traditional telecommunications carriers and cable providers offer, or have indicated that they plan to offer, VoIP services that compete with the services Skype provides. In addition, many Internet companies, including AOL, Google, Microsoft, and Yahoo! offer, or have indicated that they plan to offer in the near future, VoIP services that are similar to Skype’s. We expect VoIP competitors to continue to improve the performance of their current products and services and introduce new products, services, and technologies. If Skype’s competitors successfully introduce new products or services or enhance their existing products or services, this could reduce the market for Skype’s products and services, increase price competition, or make Skype’s products and services obsolete. For example, Skype’s competitors may integrate more traditional methods of online communication that do not involve VoIP technology, such as instant messaging, with content and functionality that Skype does not have, or that is superior to Skype’s, which could lower Skype’s adoption rates, decrease its ability to attract new users or cause its current users to migrate to a competing service. In addition, some of Skype’s competitors, such as telecommunications carriers and cable television providers, may be able to bundle services and products that Skype does not offer with VoIP telephony services. These services could include various forms of wireless communications, voice and data services, Internet access and cable television. This form of bundling would put Skype at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. Furthermore, competitors may choose to make their services interoperable (as has recently been announced by Microsoft and Yahoo) which could increase the attractiveness of their services relative to Skype.

Many of Skype’s current and potential competitors have longer operating histories, are substantially larger, and have greater financial, marketing, technical, and other resources. Many also have greater name recognition and a larger installed base of customers than Skype has. As a result of their greater resources, many current and potential competitors may be able may be able to lower their prices substantially, thereby eroding some or all of Skype’s cost advantage. Competitors may also use their financial resources to lobby the government for greater protection of their traditional businesses and to impose costly regulatory burdens on Skype’s business.

Our business depends on the development and maintenance of the Internet infrastructure.

The success of our service will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. The Internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” and similar programs may harm the performance of the Internet. The backbone computers of the Internet have been the targets of such programs. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic and the processing transactions on our service.

We need to develop new services, features, and functions in order to expand.

We plan to expand our operations by developing new or complementary services, products, or transaction formats and expanding the breadth and depth of our pre-trade and post-trade services. We may be unable to expand our operations in a cost-effective or timely manner. We are pursuing strategic relationships with other companies to provide some of these services. As a result, we may be unable to control the quality of these services or adequately address problems that arise. Expanding our operations in this manner also will require significant additional expenses, development, operations and other resources and will strain our management, financial and operational resources. The lack of acceptance of any new businesses or services could harm our business, damage our reputation, and diminish the value of our brand.

We may be unable to protect or enforce our own intellectual property rights adequately.

We regard the protection of our trademarks, copyrights, patents, domain names, trade dress, and trade secrets as critical to our success. We aggressively protect our intellectual property rights by relying on a combination of trademark, copyright, patent, trade dress and trade secret laws, and through the domain name dispute resolution system. We also rely on contractual restrictions to protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter independent development of similar technologies by others. We pursue the registration of our domain names, trademarks, and service marks in the U.S. and internationally. Effective trademark, copyright, patent, domain name, trade dress, and trade secret protection is very expensive to maintain and may require litigation. We must protect our trademarks, patents, and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful in every location. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to others. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation.

We are subject to the risks of owning real property.

We own real property including land and buildings related to our operations. We have little experience in managing real property. Ownership of this property subjects us to risks, including:

•	the possibility of environmental contamination and the costs associated with fixing any environmental problems;

•	adverse changes in the value of these properties, due to interest rate changes, changes in the neighborhoods in which the properties are located, or other factors;

•	the possible need for structural improvements in order to comply with zoning, seismic, disability act, or other requirements; and

•	possible disputes with tenants, neighboring owners, or others.

Some anti-takeover provisions may affect the price of our common stock.

Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by rights granted to the holders of any preferred stock that may be issued in the future. Some provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a potential acquirer to acquire a majority of our outstanding voting stock. These include provisions that provide for a classified board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. This restriction could have the effect of delaying or preventing a change of control.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares will be for the accounts of the selling security holders.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of shares of common stock that we issued to them pursuant to a Sale and Purchase Agreement, dated as of September 11, 2005, by and among eBay, Skype Technologies S.A. and the shareholders of Skype. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares that such selling stockholders acquired under the sale and purchase agreement.

The following table presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of November 10, 2005. As used in this prospectus, the term “selling stockholder” includes those selling stockholders identified below and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholders sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all, some or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. In addition, we do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with any selling stockholders regarding the sale of any of their shares. Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 1,398,370,226 shares of our common stock actually outstanding as of November 10, 2005.

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned				Beneficially Owned
	Prior to Offering			Number of Shares	After Offering
Security Holder	Number		Percent	Being Offered(1)	Number	Percent

A.B. Konditionalis	756,552	(2)	*	756,552	0	*
AB Grossemad	581,955	(3)	*	581,955	0	*
Ambient Sound Investments OU	1,780,065	(4)	*	1,780,065	0	*
BESSEC Ventures V LP	244,649	(5)	*	244,649	0	*
Bessemer Venture Investors III LP	35,060	(6)	*	35,060	0	*
Bessemer Venture Partners V LP	216,966	(7)	*	216,966	0	*
Bizworld Foundation	15,010	(8)	*	15,010	0	*
BVE 2001 (Q) LLC	82,572	(9)	*	82,572	0	*
BVE 2001 LLC	5,076	(10)	*	5,076	0	*
Draper Fisher Jurvetson ePlanet Partners Fund LLC	187,296	(11)	*	187,296	0	*
Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG	159,128	(12)	*	159,128	0	*
Draper Fisher Jurvetson ePlanet Ventures L.P.	9,017,237	(13)	*	9,017,237	0	*
Hardymon Family Limited Partnership	48,682	(14)	*	48,682	0	*
Howard Hartenbaum	177,123	(15)	*	177,123	0	*
JABE, LLC	162,894	(16)	*	162,894	0	*
Johan Orring	597,147	(17)	*	597,147	0	*
Kenluck Investment Limited	939,373	(18)	*	939,373	0	*
New Tech Venture Capital Fund S.C.A.	1,111,339	(19)	*	1,111,339	0	*
Post Lane Investments, LLC	11,822	(20)	*	11,822	0	*
SAM-Skype Investment Partnership	146,994	(21)	*	146,994	0	*
Skyinvest Associates Limited	626,264	(22)	*	626,264	0	*
Stavco Arbitrage Group LLC	241,674	(23)	*	127,141	114,533	*
The Timothy Draper Living Trust	476,718	(24)	*	476,718	0	*
Todd Christie	73,881	(25)	*	73,881	0	*
William H. Draper III and Phyllis C. Draper, Trustees of the William H. Draper III Revocable Trust, Dated 12/23/88	1,139,339	(26)	*	1,139,339	0	*

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned				Beneficially Owned
	Prior to Offering			Number of Shares	After Offering
Security Holder	Number		Percent	Being Offered(1)	Number	Percent

William H. Hunscher, Jr.	11,947	(27)	*	11,822	125	*
Other selling stockholders as a group representing less than 1% owners of our common stock	1,711,091	(28)	*	1,489,722	221,369	*

*	Less than 1%.

(1)	Includes shares held escrow to satisfy certain claims by eBay, one-third of which shares will be released on October 15, 2007 and any remaining shares will be released on October 14, 2008 (the “Escrow”). Also includes shares subject to a lock-up agreement pursuant to which either (a) one-third of such shares will be released on each of April 12, 2006, October 9, 2006 and April 7, 2007 (“Lockup A”); or (b) one-fourth of such shares will be released on each of April 12, 2006, October 9, 2006, April 7, 2007 and October 4, 2007 (“Lockup B”).

(2)	Includes 75,021 shares of eBay common stock held in Escrow and 681,531 shares subject to Lockup B. Mattias Köling has voting and investment control over such shares. The business address for the selling stockholder is c/o Mattias Köling, Karlaplan 3A, 114 60 Stockholm, Sweden.

(3)	Includes 62,645 shares of eBay common stock held in Escrow, 43,177 shares of eBay common stock subject to Lockup A and 461,740 shares of eBay common stock subject to Lockup B. Johan Orring has voting and investment control over such shares. The business address for the selling stockholder is Karlavigen 94, 11522, Stockholm, Sweden.

(4)	Includes 176,513 shares of eBay common stock held in Escrow and 1,603,552 shares of eBay common stock subject to Lockup B. Tolvo Annus, Priit Kasesalu, Jaan Tallinn and Ahti Heinla have shared voting and investment control over such shares. The business address for the selling stockholder is Akadeemia tee 21F, Tallinn, 12618, Estonia.

(5)	Includes 41,668 shares of eBay common stock held in Escrow and 152,235 shares of eBay common stock subject to Lockup A. Robert P. Goodman, Rob S. Chandra, J. Edmund Colloton, David J. Cowan and Duncan McCallum are the Executive Managers of Deer V & Co. LLC, the General Partner of Bessec Ventures V L.P. and have shared voting and investment control over such shares. However, Mr. Goodman, Mr. Chandra, Mr. Colloton, Mr. Cowan and Mr. McCallum disclaim beneficial ownership of such shares except to the extent of their pecuniary interest arising therein. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(6)	Includes 5,972 shares of eBay common stock held in Escrow and 21,816 shares of eBay common stock subject to Lockup A. Robert P. Goodman, Rob S. Chandra, J. Edmund Colloton, David J. Cowan and Duncan McCallum are the Executive Managers of Deer V & Co. LLC, the General Partner of Bessemer Venture Investors III L.P. and have shared voting and investment control over such shares. However, Mr. Goodman, Mr. Chandra, Mr. Colloton, Mr. Cowan and Mr. McCallum disclaim beneficial ownership of such shares except to the extent of their pecuniary interest arising therein. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(7)	Includes 36,953 shares of eBay common stock held in Escrow and 135,009 shares of eBay common stock subject to Lockup A. Robert P. Goodman, Rob S. Chandra, J. Edmund Colloton, David J. Cowan and Duncan McCallum are the Executive Managers of Deer V & Co. LLC, the General Partner of Bessemer Venture Partners V L.P. and have shared voting and investment control over such shares. However, Mr. Goodman, Mr. Chandra, Mr. Colloton, Mr. Cowan and Mr. McCallum disclaim beneficial ownership of such shares except to the extent of their pecuniary interest arising therein. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(8)	Includes 2,557 shares of eBay common stock held in Escrow and 9,339 shares of eBay common stock subject to Lockup A. Catherine Hutton has voting and investment control over such shares. The business address for the selling stockholder is 444 De Haro Street, #203, San Francisco, CA 94107.

(9)	Includes 14,064 shares of eBay common stock held in Escrow and 51,381 shares of eBay common stock subject to Lockup A. Robert P. Goodman, Rob S. Chandra, J. Edmund Colloton, David J. Cowan and Duncan McCallum are the Executive Managers of Deer V & Co. LLC, the General Partner of BVE 2001 (Q) LLC and have shared voting and investment control over such shares. However, Mr. Goodman, Mr. Chandra, Mr. Colloton, Mr. Cowan and Mr. McCallum disclaim beneficial ownership of such shares except to the extent of their pecuniary interest arising therein. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(10)	Includes 865 shares of eBay common stock held in Escrow and 3,158 shares of eBay common stock subject to Lockup A. Robert P. Goodman, Rob S. Chandra, J. Edmund Colloton, David J. Cowan and Duncan McCallum are the Executive Managers of Deer V & Co. LLC, the General Partner of BVE 2001 LLC and have shared voting and investment control over such shares. However, Mr. Goodman, Mr. Chandra, Mr. Colloton, Mr. Cowan and Mr. McCallum disclaim beneficial ownership of such shares except to the extent of their pecuniary interest arising therein. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(11)	Includes 10,257 shares of eBay common stock held in Escrow and 132,779 shares of eBay common stock subject to Lockup A. Timothy Draper, John Fisher and Steve Jurvetson have shared voting and investment control over such shares. The business address for the selling stockholder is 2882 Sand Hill Road, suite 150, Menlo Park, CA 94025.

(12)	Includes 8,715 shares of eBay common stock held in Escrow and 112,809 shares of eBay common stock subject to Lockup A. Timothy Draper, John Fisher, Steve Jurvetson and Asad Jamal have shared voting and investment control over such shares. The business address for the selling stockholder is 2882 Sand Hill Road, suite 150, Menlo Park, CA 94025.

(13)	Includes 493,804 shares of eBay common stock held in Escrow and 6,392,574 shares of eBay common stock subject to Lockup A. Timothy Draper, John Fisher, Steve Jurvetson and Asad Jamal have shared voting and investment control over such shares. The business address for the selling stockholder is 2882 Sand Hill Road, suite 150, Menlo Park, CA 94025.

(14)	Includes 8,292 shares of eBay common stock held in Escrow and 30,292 shares of eBay common stock subject to Lockup A. G. Felda Hardymon has voting and investment control over such shares. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(15)	Includes 30,167 shares of eBay common stock held in Escrow and 110,217 shares of eBay common stock subject to Lockup A.

(16)	Includes 16,153 shares of eBay common stock held in Escrow and 146,741 shares of eBay common stock subject to Lockup B. Timothy Draper, as member, has voting and investment control over such shares. The business address for the selling stockholder is c/o Draper Fisher Jurvetson, 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(17)	Includes 2,588 shares of eBay common stock held in Escrow and 9,453 shares of eBay common stock subject to Lockup A. Also includes 519,310 shares of eBay common stock held by AB Grossemad.

(18)	Includes 93,150 shares of eBay common stock held in Escrow and 846,223 shares of eBay common stock subject to Lockup B. Edmond Ip Tak Chuen, Ezra Pau Yee Wan, John Lau Chin Sung, James Wang Qi, William Shurniak and Christian Salbaing have shared voting and investment control over such shares. The business address for the selling stockholder is c/o 7th Floor, Cheung Kong Center, 2 Queen’s road Central, Hong Kong, SAR, People’s Republic of China.

(19)	Includes 172,319 shares of eBay common stock held in Escrow, 543,222 shares of eBay common stock subject to Lockup A and 214,723 shares of eBay common stock subject to Lockup B. Mark Tluszcz, Gerard Lopez, Hans-Jurgen Schmitz, Antoine Gilson DeRouvreux and Herve Schunke have shared voting and investment control over such shares. The business address for the selling stockholder is c/o Ms. Laurence Sieban, Services Financiers, 5, Allee Scheffer, L-2520 Luxembourg.

(20)	Includes 8,103 shares of eBay common stock subject to Lockup A. Mark D. Larner has voting and investment control over such shares. The business address for the selling stockholder is 25 Post Lane, Livingston, NJ 07039.

(21)	Includes 25,036 shares of eBay common stock held in Escrow and 91,468 shares of eBay common stock subject to Lockup A. Scott Alderton, V. Joseph Stubbs, Murray markiles, John McIlvery, Jonathan Hodes, Greg Akselrud have shared voting and investment control over such shares. The business address for the selling stockholder is 15821 Ventura Blvd., Suite 525, Encino, CA 91436.

(22)	Includes 62,101 shares of eBay common stock held in Escrow and 564,163 shares of eBay common stock subject to Lockup B. Chau Hoi Shuen and Solina Holly have shared voting and investment control over such shares. The business address for the selling stockholder is c/o 29th floor, Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong.

(23)	Includes 12,608 shares of eBay common stock held in Escrow and 114,533 shares of eBay common stock subject to Lockup B. Robert Stavis and Jeffrey Rosenbluth have shared voting and investment control over such shares. Each of Mr. Stavis and Mr. Rosenbluth have a 50% economic interest in the assets of the selling stockholder and disclaim beneficial ownership except to the extent of their pecuniary interest therein. The business address for the selling stockholder is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10538.

(24)	Includes 47,272 shares of eBay common stock held in Escrow and 429,446 shares of eBay common stock subject to Lockup B. Timothy Draper, as trustee, has voting and investment control over such shares. The business address for the selling stockholder is c/o Draper Fisher Jurvetson, 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(25)	Includes 50,640 shares of eBay common stock subject to Lockup A.

(26)	Includes 72,146 shares of eBay common stock held in Escrow, 651,977 shares of eBay common stock subject to Lockup A and 197,890 shares of eBay common stock subject to Lockup B. William H. Draper III, Trustee, and Phyllis C. Draper, Trustee, have shared voting and investment control over such shares. The business address for the selling stockholder is c/o Draper Fisher Jurvetson, 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(27)	Includes 8,103 shares of eBay common stock subject to Lockup A.

(28)	Includes 149,850 shares of eBay common stock held in Escrow, 571,365 shares of eBay common stock subject to Lockup A and 22,511 shares of eBay common stock subject to Lockup B. Also includes options to purchase 234,788 shares of eBay common stock exercisable within 60 days of the date of this table.

PLAN OF DISTRIBUTION

We are registering 20,221,827 shares of common stock under this prospectus on behalf of the selling stockholders. Except as described below, to our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.

The selling stockholders may decide not to sell any shares. The selling stockholders may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be an underwriter, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq Stock Market, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholders may transfer the shares by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq Stock Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling stockholders incurred in the preparation of the registration statement of which this prospectus forms a part. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

Under the terms of the sale and purchase agreement and the registration rights agreement in connection with our acquisition of Skype, we have agreed to indemnify the selling stockholders against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement may be filed with the SEC, or a report filed pursuant to the Exchange Act and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. If required, such prospectus supplement or post-effective amendment will be distributed. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

LEGAL MATTERS

Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of eBay Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Skype Technologies S.A. included in eBay Inc.’s Current Report on Form 8-K dated October 14, 2005 and filed on November 30, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.à r.l, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. Our website address is www.ebay.com. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings (other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such information) we may make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the Securities and Exchange Commission that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

•	our annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC on February 28, 2005;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC on April 27, 2005;

•	our quarterly report on Form 10-Q for the quarterly period ended June 30, 2005 filed with the SEC on July 27, 2005;

•	our quarterly report on Form 10-Q for the quarterly period ended September 30, 2005 filed with the SEC on October 25, 2005;

•	our current report on Form 8-K filed with the SEC on January 3, 2005;

•	our current report on Form 8-K filed with the SEC on February 7, 2005;

•	our current report on Form 8-K filed with the SEC on February 8, 2005;

•	our current report on Form 8-K filed with the SEC on February 24, 2005;

•	our current report on Form 8-K filed with the SEC on March 10, 2005;

•	our current report on Form 8-K filed with the SEC on March 17, 2005;

•	our current report on Form 8-K filed with the SEC on March 21, 2005;

•	our current report on Form 8-K filed with the SEC on April 27, 2005, as amended;

•	our current report on Form 8-K filed with the SEC on June 2, 2005;

•	our current report on Form 8-K filed with the SEC on July 27, 2005;

•	our current report on Form 8-K filed with the SEC on September 15, 2005, as amended;

•	our current report on Form 8-K filed with the SEC on October 11, 2005;

•	our current report on Form 8-K filed with the SEC on October 14, 2005;

•	our current report on Form 8-K filed with the SEC on October 18, 2005;

•	the filed portions of our current report on Form 8-K filed with the SEC on October 19, 2005; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the SEC on August 20, 1998, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

eBay Inc.
2145 Hamilton Avenue
Attn: Investor Relations
San Jose, CA 95125
(408) 376-7400

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee	$97,627.75
Accounting Fees and Expenses	2,500
Legal Fees and Expenses	10,000
Transfer Agent Fees and Expenses	1,000
Printing and miscellaneous expenses	2,500

Total	$113,627.75

Item 15.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may, in its discretion, indemnify other persons as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person might become legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.	Exhibits.

Exhibit
Number	Description of the Document

2.1	Sale and Purchase Agreement dated as of September 11, 2005, by and among eBay Inc., Skype Technologies S.A. and the parties identified on Schedule 1 thereto. (1)
4.1	Form of Specimen Stock Certificate (2)
4.2	Amended and Restated Certificate of Incorporation (3)
4.3	Amended and Restated Bylaws (4)
4.4	Registration Rights Agreement dated as of September 11, 2005, by and among eBay Inc. and the parties identified on Schedule I thereto. (1)
5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers S.à.r.l, independent accountants
23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm
23.3	Consent of Cooley Godward LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the Registrant’s current report on Form 8-K filed on September 15, 2005.

(2)	Incorporated by reference to the Registrant’s registration statement on Form S-1 filed on July 15, 1998.

(3)	Incorporated by reference to the Registrant’s quarterly report on Form 10-Q filed on July 27, 2005.

(4)	Incorporated by reference to the Registrant’s quarterly report on Form 10-Q filed on November 13, 1998.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 1, 2005.

eBAY INC.

By:	/s/ Margaret C. Whitman
Margaret C. Whitman
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret C. Whitman, Rajiv Dutta, Michael R. Jacobson and Douglas Jeffries, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Margaret C. Whitman Margaret C. Whitman	President, Chief Executive Officer and Director	December 1, 2005

/s/ Rajiv Dutta Rajiv Dutta	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 1, 2005

/s/ Douglas Jeffries Douglas Jeffries	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 1, 2005

/s/ Pierre M. Omidyar Pierre M. Omidyar	Founder, Chairman of the Board and Director	December 1, 2005

/s/ Fred D. Anderson Fred D. Anderson	Director	December 1, 2005

Signature	Title	Date

/s/ Edward W. Barnholt Edward W. Barnholt	Director	December 1, 2005

/s/ Philippe Bourguignon Philippe Bourguignon	Director	December 1, 2005

Scott D. Cook	Director

/s/ William C. Ford, Jr. William C. Ford, Jr.	Director	December 1, 2005

/s/ Robert C. Kagle Robert C. Kagle	Director	December 1, 2005

/s/ Dawn G. Lepore Dawn G. Lepore	Director	December 1, 2005

/s/ Richard T. Schlosberg, III Richard T. Schlosberg, III	Director	December 1, 2005

/s/ Thomas J. Tierney Thomas J. Tierney	Director	December 1, 2005

EXHIBITS INDEX

Exhibit
Number	Description of the Document

2.1	Sale and Purchase Agreement dated as of September 11, 2005, by and among eBay Inc., Skype Technologies S.A. and the parties identified on Schedule 1 thereto. (1)
4.1	Form of Specimen Stock Certificate (2)
4.2	Amended and Restated Certificate of Incorporation (3)
4.3	Amended and Restated Bylaws (4)
4.4	Registration Rights Agreement dated as of September 11, 2005, by and among eBay Inc. and the parties identified on Schedule I thereto. (1)
5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers S.à.r.l, independent accountants
23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm
23.3	Consent of Cooley Godward LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the Registrant’s current report on Form 8-K filed on September 15, 2005.

(2)	Incorporated by reference to the Registrant’s registration statement on Form S-1 filed on July 15, 1998.

(3)	Incorporated by reference to the Registrant’s quarterly report on Form 10-Q filed on July 27, 2005.

(4)	Incorporated by reference to the Registrant’s quarterly report on Form 10-Q filed on November 13, 1998.